UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
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BOISE CASCADE COMPANY
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Notice of Annual Shareholders' Meeting and Proxy Statement
2017

Boise Cascade Company
1111 West Jefferson Street, Suite 300
Boise, ID 83702-5389

NOTICE OF OUR ANNUAL MEETING
OF SHAREHOLDERS

To be held May 4, 2017

To Our Shareholders:

I am pleased to invite you to attend our Annual Meeting of Shareholders (Annual Meeting) of Boise Cascade Company (Company), a Delaware Corporation. The Annual Meeting will be held at the Payette Meeting Room in the Hampton Inn & Suites, 495 S. Capitol Boulevard, Boise, Idaho 83702, at 9:30 a.m. Mountain Daylight Time on May 4, 2017. The purposes of the Annual Meeting, as more fully described in the proxy statement accompanying this notice, are:

1.	To elect three directors to serve as Class I directors to the Company's board of directors;

2.	To hold an advisory vote to approve compensation of the Company's named executive officers (say-on-pay);

3.	To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2017; and

4.	To conduct other business properly presented at the meeting.

Shareholders owning our common stock at the close of business on March 10, 2017 (the Record Date) are entitled to vote at the Annual Meeting in person or by returning the proxy card provided with this proxy statement. Each non-treasury share is entitled to one vote on each matter to be voted upon at the Annual Meeting. If you plan to attend the Annual Meeting in person, please bring photo identification, as well as your Notice of Annual Meeting; your brokerage statement reflecting your ownership of Boise Cascade common stock; a copy of the voting instructions card provided by your broker, trustee or nominee; or similar evidence of share ownership as of the Record Date.

Enclosed with this Notice of Annual Meeting is a proxy statement, related proxy card with a return envelope and the Company's 2016 Annual Report. The 2016 Annual Report contains financial and other information that is not incorporated into the proxy statement and is not deemed to be a part of the proxy soliciting material.

The accompanying proxy statement provides a description of the items to be voted on at the Annual Meeting and a detailed look at the Company's board of directors and executive compensation. Please consider the issues presented in the proxy statement and vote your shares as promptly as possible.

Thank you for being a shareholder.
John T. Sahlberg
Senior Vice President, Human Resources, General Counsel and Secretary
Boise, Idaho

BOISE CASCADE COMPANY
NOTICE OF 2017 ANNUAL SHAREHOLDERS' MEETING

Time and Date:	9:30 a.m. Mountain Daylight Time Thursday, May 4, 2017

Place:	Hampton Inn & Suites, Payette Meeting Room 495 South Capitol Boulevard Boise, Idaho 83702

Record Date:	March 10, 2017 We will begin mailing our Notice of Proxy Statement, 2016 Annual Report and a proxy card to shareholders of record on or before March 24, 2017.

Please consider the issues presented in this proxy statement, and vote your shares as promptly as possible. For your convenience, we have provided a summary of the items to be voted on at the Annual Meeting and a summary of the governance and compensation changes made in 2016.
Thank you,
John T. Sahlberg
Senior Vice President, Human Resources, General Counsel and Secretary

i

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting. As used in this proxy statement, unless the context otherwise indicates, the references to "Boise Cascade," the "Company," "we," "our," or "us" refer to Boise Cascade Company.
Our proxy statement and 2016 Annual Report are also available on our website at www.bc.com by selecting Investors, then Annual Shareholders' Meeting.

Meeting Agenda and Voting Matters	Board Vote Recommendation

Election of three directors to serve as Class I directors and to hold office for a three-year term expiring at the annual meeting in 2020.	FOR EACH DIRECTOR NOMINEE

Advisory vote on our executive compensation (say-on-pay).	FOR

Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017.	FOR

Transaction of other business properly presented at the meeting.

All shareholders as of the Record Date, or their duly appointed proxies, may attend the meeting upon presentation of proper identification. Registration and seating will begin at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Daylight Time). Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate offices at (208) 384-6161.

A quorum is necessary to hold a valid meeting. A quorum will exist if shareholders holding a majority of the shares of our common stock outstanding and entitled to vote at the Annual Meeting are present in person or by proxy. Shareholders have no right to cumulative voting as to any matter, including the election of directors. Abstentions and broker nonvotes will be treated as shares of common stock that are present and entitled to vote for purposes of determining the presence of a quorum. A broker nonvote occurs when a broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner or when it has discretionary power but declines to use it. Brokers do not have discretionary voting power on nonroutine matters. Proposal No. 3, the ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2017, is the only routine matter for consideration at the Annual Meeting. The following table illustrates how abstentions and broker nonvotes will be counted.

Proposal No. 1 Election of Directors
If you do not provide voting instructions, your broker may not vote on this matter.

Each director nominee receiving the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote in the election of directors will be elected as a director. Abstentions will have the same effect as voting against the nominees. Broker nonvotes will have no effect on the outcome of this proposal.

Proposal No. 2 Advisory Approval of Our Executive Compensation
If you do not provide voting instructions, your broker may not vote on this matter.

The advisory vote approving executive compensation will be determined by the affirmative vote of a majority of shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as voting against this proposal. Broker nonvotes will have no effect on the outcome of this proposal.

Although this advisory vote is nonbinding, the compensation committee and our board of directors will review the results of the vote. The compensation committee will consider our shareholders' preferences and take them into account in making future determinations concerning the compensation of our executives.

Proposal No. 3 Ratification of Independent Registered Public Accounting Firm
If you do not provide voting instructions, your broker is permitted to exercise its discretion in voting.

The proposal to appoint KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017 will be ratified by the affirmative vote of a majority of shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions (including broker nonvotes) will have the same effect as voting against this proposal.

Director Nominees

Our board of directors consists of three staggered classes of directors, designated as Class I, Class II, and Class III. The three members of Class I, Thomas E. Carlile, Kristopher J. Matula, and Duane C. McDougall, are standing for election as directors at the Annual Meeting, to hold office for three-year terms expiring in 2020. The following table provides summary information about each of these director-nominees. During 2016, Messrs. Carlile, Matula and McDougall were directors for the entire year and attended 100% of the board and committee meetings on which they served. Our board of directors recommends a FOR vote for each director nominee because it believes each is qualified to serve as a director and has made and will continue to make positive contributions to the board.

Director Name and Age	Director Since	Occupation	Independent	Committee Memberships			Other Public Company Boards
				Audit	Compensation	Nominating & Corporate Governance

Thomas E. Carlile Age - 65	2013	Retired Chief Executive Officer, Boise Cascade					IDACORP, Inc. and its primary subsidiary Idaho Power Company

Kristopher J., Matula Age - 54	2014	Retired President and COO Buckeye Technologies Inc.	X		X	X

Duane C. McDougall Age - 64	2013	Retired President & Chief Executive Officer, Willamette Industries	X				The Greenbrier Companies, Inc.

Executive Compensation Advisory Vote
We are asking shareholders to approve, on a nonbinding advisory basis, the overall executive compensation for our named executive officers. Our board of directors recommends a FOR vote because it believes the compensation of our executive officers supports our goal of aligning our officers' pay with Company performance and, thus, shareholder interests.
Executive Compensation Elements

▪
We target annual base pay at the 50th percentile of the comparable market compensation data. We believe this enables us to effectively attract and retain talented and experienced officers to manage and lead the Company.

▪
We provide at-risk pay opportunities in the form of short-term and long-term incentives. These compensation elements are also structured so target opportunities are set at or near the 50th percentile of the market. These short-term and long-term incentives comprise a significant portion of each officer's total compensation opportunity since they are designed to motivate and reward our officers for growing the Company and maximizing shareholder value.

▪
Long-term performance is the most important measure of our success because we manage our operations and business affairs for the long-term benefit of our shareholders. For 2016, our named executive officers received long-term equity incentive compensation opportunities in a combination of Performance Stock Units (PSUs) and Restricted Stock Units (RSUs).

▪
Under our clawback policy, the board is able to clawback both short-term and long-term incentive awards in the event of a substantial restatement of financials or officer or employee intentional misconduct or malfeasance.

▪	Our annual incentive compensation opportunities are tied to achievement of corporate and, in some cases, divisional financial goals.

▪	We provide limited perquisites, including only those benefits that are consistent with typical market practice.

▪	We prohibit our officers from participating in any hedging, pledging, or monetizing transaction to lock in the value of Boise Cascade common stock that they hold.

Key Compensation Activities by the Compensation Committee in 2016

▪	Reviewed the second annual advisory vote regarding our executive compensation (say-on-pay).

▪	Engaged Frederic Cook & Co. Inc. (Frederic Cook) to assist them and our board in a comprehensive review of our executive compensation.

•	With the assistance of Frederic Cook, reviewed all components of our executive compensation and made adjustments in some cases moving our executives from below median to closer to the median.

•	Conducted a detailed review of the short-term incentive plans for our executive officers.

•
Reviewed the long-term incentive plan for our executive officers adopted in 2016 that replaced EBITDA with Return on Invested Capital (ROIC) as the new performance measure and moved to a three-year cliff vesting of earned performance shares rather than pro rata payout over three years.

•	Reviewed and adopted updated officer agreements containing double triggers in the event of a change in control.

•
Reviewed, discussed and approved the 2016 Boise Cascade Omnibus Incentive Plan (2016 Plan) which was approved by shareholders at the 2016 Annual Meeting. Within the adopted 2016 Plan, we also limited total annual non-employee director compensation to $450,000; prohibited the repricing of options and stock appreciation rights without shareholder approval; made dividends or dividend equivalents payable in connection with performance-based awards subject to the same restrictions and risk of forfeiture as the underlying award; prohibited the upward adjustment of performance-based awards intended to qualify under Secton 162(m); prohibited waiver of achievement of applicable performance goals except in the case of death, disability or special circumstances; limited the number of shares that may be paid to any participant in a twelve-month period, and prohibited the liberal recycling of options and stock appreciation rights.

•	Diversified the financial performance metrics in the incentive plans so that short-term incentive targets are based on EBITDA, and long-term incentive targets are based on ROIC.

•	Adopted an anti-hedging /anti-pledging policy to prohibit officers from locking in the value of grants of Boise Cascade equity.

•	Reviewed and confirmed our list of peer companies.

•
Evaluated the potential risks arising from our compensation policies and practices to ensure they reflect current and anticipated business conditions and that the performance targets are sufficiently challenging.

2016 Business Highlights

▪	We reinvigorated our safety programs across our business to re-enforce that "Nobody gets hurt."

▪
We completed the purchase of two engineered lumber facilities for approximately $216 million, successfully transitioned production to Boise Cascade branded products, and began optimizing the production and shipping of engineered wood products to customers.

▪	Our Building Materials Distribution business had a record sales year of $3.2 billion or 12% over 2015 despite a difficult pricing environment for several commodities.

▪	We repurchased 580,100 shares of our stock in 2016 and had a total of 5,167,073 treasury shares as of December 31, 2016.

▪
We grew sales to over $3.9 billion. Building Materials Distribution sales increased by approximately $335 million year-over-year. Sales in Wood Products were essentially flat at approximately $1.3 billion (including sales to our Building Materials Distribution business).

▪	We earned net income of $38.3 million and adjusted EBITDA(1) of $153 million.

▪
We ended 2016 with $104 million of cash and cash equivalents and $327.2 million of undrawn committed bank line availability for a total liquidity of $431.2 million to support continued organic and acquisition growth in 2017.

▪
Our Wood Products business took steps to increase our mid-cycle earnings capacity in Wood Products such as the acquisition of two engineered wood products facilities in March 2016, and the continued modernization of our Florien, Louisiana and Chester, South Carolina plywood facilities.

__________

(1)
EBITDA is defined as income before interest (interest expense and interest income), income tax provision (benefit), and depreciation and amortization and is not required by or presented in accordance with generally accepted accounting principles (GAAP) in the United States. Adjusted EBITDA further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt (Adjusted EBITDA is a metric used by the Company for incentive plan purposes). Management uses EBITDA and adjusted EBITDA to evaluate ongoing operations and believes they are useful to investors because they enable them to perform meaningful comparisons of past and present operating results. To reconcile these non-GAAP measures with the most directly comparable GAAP measure (net income), please refer to page 27 of our 2016 Annual Report, Item 6. Selected Financial Data.

The following table sets forth the 2016 compensation for each of our named executive officers, as determined under Securities and Exchange Commission (SEC) rules, and highlights that a significant portion (stock awards and non-equity incentive plan compensation) is considered "at risk." The SEC's calculation of total compensation includes several items driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by our named executive officers in 2016. For a complete description of our named executive officers' compensation (years 2014-2016), please refer to the Executive Compensation section in this proxy statement.

Name and Principal Position	Base Salary ($)	Stock Awards ($) (1)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Thomas K. Corrick	$779,615	$2,278,524	—	$912,150	$104,279	$47,417	$4,121,985
Chief Executive Officer

Wayne M. Rancourt	466,731	661,503	—	409,556	75,329	26,999	1,640,118
Executive Vice President,
Chief Financial Officer &
Treasurer

Nick Stokes	442,308	661,503	—	516,256	43,786	45,220	1,709,073
Executive Vice President,
Building Materials
Distribution

Dan Hutchinson	401,731	661,503	—	307,324	20,704	21,501	1,412,763
Executive Vice President,
Wood Products

John T. Sahlberg	431,500	587,985	—	328,156	15,673	24,989	1,388,303
Senior Vice President,
Human Resources, General
Counsel & Secretary

(1)    As discussed in further detail in the Compensation Discussion and Analysis and in last year's proxy statement, this award reflects both an annual award and a one-time transition award. The transition award is one-third of the value included in this column and resulted from moving to a three-year cliff vesting for PSUs rather than one-third vesting in each year of a three-year period. The new vesting design created two transition years in which targeted PSU opportunity would significantly decrease and the transition awards were designed to make up for that decrease only for the one-year transition.

Ratification of Independent Registered Accounting Firm

As a matter of good corporate governance, we are asking our shareholders to ratify the appointment of KPMG LLP as our independent auditor for the year ending December 31, 2017. Our board of directors recommends a FOR vote for the appointment of KPMG LLP.

INFORMATION ABOUT OUR ANNUAL SHAREHOLDERS' MEETING AND VOTING

Internet Availability of Proxy Materials, Annual Reports, and Other Reports and Policies

You may view a complete copy of our proxy statement and 2017 Annual Report on Form 10-K by visiting our website at www.bc.com and selecting Investors, and then Annual Shareholders' Meeting.

You may view complete copies of all of our SEC filings, including Annual Reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and certain financial information, by visiting our website at www.bc.com and selecting Investors and then SEC Filings.

Record Date and Voting at Our 2016 Annual Shareholders' Meeting
Shareholders owning our common stock at the close of business on March 10, 2017, (the Record Date), may vote at the Annual Meeting. On the Record Date, 38,535,987 shares of our common stock were outstanding. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.
All valid proxies properly executed and received by us prior to our Annual Meeting will be voted as you direct. If you do not specify how you want your shares voted, they will be voted:

▪	FOR the election of the three director nominees to serve as Class I directors and hold office for a three-year term expiring at the Annual Meeting in 2020;

▪	FOR the nonbinding advisory approval vote of our executive compensation; and

▪	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017.

Your shares will also be voted on any other matters presented for a vote at the Annual Meeting in accordance with the judgment of the persons acting under the proxies. You may revoke your proxy and change your vote at any time before the Annual Meeting by submitting a written notice to our corporate secretary, by mailing a later-dated and properly executed proxy, or by voting in person at the Annual Meeting.

Independent Tabulator

We have appointed Broadridge Financial Solutions Inc. (Broadridge) as our independent tabulator to receive and tabulate all votes cast at the Annual Meeting. Broadridge will determine whether a quorum is present.

Independent Inspector of Election

We have appointed Cydni J. Waldner, of Hawley Troxell Ennis & Hawley LLP, as our independent inspector of election to certify the vote results.

A quorum is necessary to hold a valid meeting. A quorum will exist if shareholders holding a majority of the shares of our common stock outstanding and entitled to vote at the Annual Meeting are present in person or by proxy. Abstentions and broker nonvotes will be treated as shares of stock that are present and entitled to vote for purposes of determining the presence of a quorum. A broker nonvote occurs when a broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. The table set forth on page 2 of this proxy statement illustrates how abstentions and broker nonvotes will be counted.

Proxy Solicitation
Our board of directors is soliciting your proxy. We do not intend to retain a proxy solicitor; however, our employees and directors may solicit proxies by mail, telephone, email, or in person. Our employees and directors will not receive additional compensation for these activities and the entire cost of this solicitation will be borne by us.

Householding of Annual Meeting Materials
Some banks, brokers, and other record holders may be participating in the practice of “householding” proxy statements and Annual Reports. This means that only one copy of our Proxy Statement and Annual Report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of these documents to you if you contact the Broadridge Householding Department at the following address:
Broadridge Householding Department
51 Mercedes Way
Edgewood, NY 11717
Toll-Free Number: 1-800-542-1061

If you want to receive separate copies of our proxy statements and Annual Reports on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other record holder, or you may contact the Broadridge Householding Department at the address and phone number shown.

Shareholder Proposals for Inclusion in Next Year's Proxy Statement
According to SEC rules, to be considered for inclusion in next year's proxy statement, our corporate secretary must receive shareholder proposals at the address shown below no later than November 28, 2017.
Boise Cascade Company
Attention: Corporate Secretary
1111 West Jefferson Street, Suite 300
Boise, ID 83702
Additionally, our bylaws require that our corporate secretary must receive notice of any nominations for director or other business a shareholder proposes to bring before our next annual meeting no earlier than January 4, 2018, and no later than February 3, 2018.
Please refer to Article II, Section 11 of our bylaws for an outline of the information a shareholders' notice must include regarding director-nominees and other business to be brought before a shareholders' meeting.
You may view a complete copy of our bylaws by visiting our website at www.bc.com and selecting Investors, Leadership and Governance and then Bylaws.

If You Plan to Attend

If you plan to attend the Annual Meeting in person, please bring photo identification, as well as your Notice of Annual Meeting; your brokerage statement reflecting your Boise Cascade common stock; a copy of the voting instruction card provided by your bank, broker, trustee, or nominee; or similar evidence of share ownership as of the Record Date.

PROPOSALS TO BE VOTED ON

Proposal No. 1 - Election of Three Directors

Our board of directors consists of three staggered classes of directors, designated as Class I, Class II, and Class III. The director members of, and the term expiration dates for, each class are:

Class	Director Members	Term Expiration Date

I	Duane C. McDougall	2017 annual shareholders' meeting
Thomas E. Carlile
Kristopher J. Matula

II	Thomas K. Corrick	2018 annual shareholders' meeting
Richard H. Fleming
Mack L. Hogans
Christopher J. McGowan

III	Karen E. Gowland	2019 annual shareholders' meeting
David H. Hannah
Steven C. Cooper

At each succeeding annual shareholders' meeting, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualified or until his or her earlier death, disqualification, resignation, or removal.
Nominees

Three nominees, Messrs. Carlile, Matula and McDougall are standing for election as directors at the Annual Meeting to hold office for a three-year term, expiring in 2020.

Your shares will be voted according to your instructions. If you do not provide voting instructions, your broker may not vote on this matter. For 2017, our director nominees are running unopposed. Therefore, to be elected to our board of directors in 2017, each director-nominee must receive a majority of the votes cast by our shareholders present in person or by proxy and entitled to vote.
The three director-nominees have confirmed their availability for election. If any of the director-nominees becomes unavailable to serve as a director for any reason prior to the Annual Meeting, our board of directors may substitute another person as a director nominee. In that case, if you have voted for the original nominee, your shares will be voted FOR the substitute director nominee.

Additional information follows for the three director-nominees and the directors continuing in office, particularly concerning their business experience and qualifications, as well as attributes and skills that led our board to conclude that person should serve as a director of the Company. During the past ten years, none of our directors has been a party to any legal or bankruptcy proceedings reportable under SEC rules.

Our board of directors unanimously recommends shareholders vote FOR Messrs. Carlile, Matula and McDougall, our three director nominees.

Nominee Directors
Thomas E. Carlile, 65 - Nominee

Mr. Carlile began serving as board chairman in March 2015, has been one of our directors since our initial public offering in February 2013, and was a director of our former parent company from 2009-2013. He is not an independent director and serves on no committees.
Business Experience
Before his retirement in 2015, Mr. Carlile served as the Company’s chief executive officer from 2009 to 2015, and as a director of Boise Cascade Holdings, L.L.C. from August 2009 until its dissolution in September 2014. He became a Boise Cascade Company director in February 2013, in connection with our initial public offering, and board chairman in March 2015. Mr. Carlile previously served as our executive vice president and chief financial officer from February 2008 to August 2009, following the divestiture of our paper and packaging businesses. From October 2004 to January 2008, he served as our senior vice president and chief financial officer.

Education
B.S. in accounting, Boise State University, Boise, ID
Stanford Executive Program, Stanford, CA

Current public company or registered investment company directorships, other than Boise Cascade Company
IDACORP, Inc. and its primary subsidiary Idaho Power Company

Attributes and skills that led our board to conclude Mr. Carlile should serve as a director of the Company
Position as former chief executive officer with 42 years experience with the Company and its predecessors allows him to advise the board of directors on operational and industry matters affecting the Company.

Kristopher J. Matula, 54 - Nominee

Mr. Matula became one of our directors in July 2014. He is an independent director and currently serves as a member of our compensation and governance and nominating committees.

Business Experience
Mr. Matula retired from Buckeye Technologies Inc. in 2012, where he served as president and chief operating officer and a director. He is currently a private consultant. Buckeye, a large, publicly traded producer of cellulose-based specialty products, was acquired by Georgia-Pacific in 2013. During his career at Buckeye, Mr. Matula also served as chief financial officer and head of Buckeye’s nonwovens business. Prior to joining Buckeye in 1994, Mr. Matula was employed by Procter & Gamble Company.

Education
B.S. in mechanical engineering, Purdue University, West Lafayette, IN
M.S. in aerospace engineering, University of Cincinnati, Cincinnati, OH
M.B.A. in finance and production, University of Chicago Graduate School of Business, Chicago, IL

Prior directorships held during past five years at any public company or registered investment company
Buckeye Technologies Inc.

Attributes and skills that led our board to conclude Mr. Matula should serve as a director of the Company
Has relevant industry experience and provides strong corporate governance and compliance skills to our board of directors.

Duane C. McDougall, 65 - Nominee

Mr. McDougall has been one of our directors since our February 2013 initial public offering. He served as board chairman from February 2013 until March 2015. Prior to February 2013, he was a director of our former parent company from 2005 through 2014. Mr. McDougall is an independent director but does not currently serve on any committee. See Director Independence in this Proxy Statement for more information on Mr. McDougall's independence.

Business Experience
Mr. McDougall was the board chairman of Boise Cascade Holdings, L.L.C. from December 2008, and also a director of Boise Cascade Holdings, L.L.C. from 2005 until its dissolution in September 2014. He became a Boise Cascade Company director and board chairman in February 2013 in connection with our initial public offering. Mr. McDougall also served as an interim chief executive officer of Boise Cascade, L.L.C. from December 2008 to August 2009. Prior to joining our company, Mr. McDougall was president and chief executive officer of Willamette Industries, an international paper and forest products company, until its sale in 2002. During his 23-year career with Willamette, Mr. McDougall held numerous operating and finance positions before becoming president and chief executive officer.

Education
B.S. in accounting, Oregon State University, Corvallis, OR

University of Virginia Darden Executive Program, Charlottesville, VA

Current public company or registered investment company directorships, other than Boise Cascade Company
The Greenbrier Companies, Inc.

Prior directorships held during past five years at any public company or registered investment company
Cascade Corporation
West Coast Bancorp
StanCorp Financial Group, Inc.

Attributes and skills that led our board to conclude Mr. McDougall should serve as a director of the Company
Experience as a chief executive officer of a major forest products company provides our board of directors with valuable insight on operational and industry issues. Also provides strong accounting and financial expertise to our board.

Directors Continuing in Office

Steven C. Cooper, 54
Mr. Cooper became one of our directors in February 2015. Mr. Cooper is an independent director and currently serves as a member of our audit committee.

Business Experience
Mr. Cooper is currently a director and chief executive officer of TrueBlue, Inc., a New York Stock Exchange-listed company based in Tacoma, Washington. TrueBlue is a global supplier of specialized workforce solutions placing 750,000 people annually in more than 130,000 businesses. TrueBlue has been repeatedly recognized as one of Forbes Magazine’s “Most Trustworthy Companies” for its solid corporate governance and accounting transparency. Prior to joining TrueBlue in 1999, Mr. Cooper held various professional positions at Arthur Andersen, Albertsons, and Deloitte.

Education
B.A. in business administration, Idaho State University, Pocatello, ID

Current public company or registered investment company directorships, other than Boise Cascade Company
TrueBlue, Inc.

Attributes and skills that led our board to conclude Mr. Cooper should serve as a director of the Company
Experience as a chief executive officer and director provides insight on strategic and operational issues and valuable business knowledge. Also provides strong accounting and financial expertise and experience in workforce management to our board.

Thomas K. Corrick, 61

Mr. Corrick became one of our directors in February 2016. He is not an independent director.
Business Experience
Mr. Corrick has served as our chief executive officer since March 6, 2015. Prior to that he served in various roles including chief operating officer, executive vice president of our Wood Products segment, senior vice president of engineered wood products in our Wood Products segment, and various other management and financial positions.

Education
B.B.A., Texas Christian University, Fort Worth, TX
MBA, Texas Christian University, Fort Worth, TX

Attributes and skills that led our board to conclude Mr. Corrick should serve as a director of the Company
Over 33 years of experience with the Company and its predecessor enables Mr. Corrick to provide valuable insight on the Company, its culture, and the governance and financial controls in the Company.

As chief executive officer, he is also able to provide operational and financial information important to board discussions.

Karen E. Gowland, 58

Ms. Gowland became one of our directors in January 2014. Ms. Gowland is an independent director and currently serves as the chair of the compensation committee and as a member of our corporate governance and nominating committee.
Business Experience
Before her retirement in March 2014, Ms. Gowland was the senior vice president, general counsel and corporate secretary for Boise Inc. from August 2010 until its acquisition by Packaging Corporation of America in late 2013. Boise Inc. was a manufacturer of a wide variety of packaging and paper products. From February 2008 to July 2010, she served as Boise Inc.'s vice president, general counsel and secretary. From October 2004 to February 2008, Ms. Gowland served as vice president, general counsel and corporate secretary of Boise Cascade, L.L.C. During her 30 years in the forest products industry, Ms. Gowland held various legal and compliance positions, which included over 15 years of experience as a corporate secretary for various public and private entities in the forest products industry.

Education
B.S. in accounting, University of Idaho, Moscow, ID
J.D., University of Idaho, Moscow, ID

Attributes and skills that led our board to conclude Ms. Gowland should serve as a director of the Company

Has relevant industry and company experience and provides strong corporate governance and compliance skills to our board of directors.

David H. Hannah, 65

Mr. Hannah became one of our directors in November 2014. He is an independent director and currently serves as a member of our compensation and corporate governance and nominating committees.

Business Experience
Mr. Hannah is currently a director and formerly the executive chairman of Reliance Steel & Aluminum Co., a New York Stock Exchange, Fortune 500 company, based in Los Angeles, California. Reliance is the largest operator of metals service centers in North America, with over 300 locations in 39 states. Reliance also operates in 12 foreign countries. Prior to joining Reliance in 1981, Mr. Hannah held various professional positions at Ernst & Whinney, a predecessor firm to Ernst & Young, LLP. Mr. Hannah is a certified public accountant.

Education
B.S. in finance and accounting, University of Southern California, Los Angeles, CA

Current public company or registered investment company directorships, other than Boise Cascade Company
Reliance Steel & Aluminum Co.

Attributes and skills that led our board to conclude Mr. Hannah should serve as a director of the Company
Experience as a chief executive officer of a major products distribution company provides valuable insight on operational and industry issues. Also provides strong accounting and financial expertise to our board.

Richard H. Fleming, 69

Mr. Fleming became one of our directors in February 2013 in connection with our initial public offering. Mr. Fleming is an independent director and currently serves as a member of our audit committee.

Business Experience

Mr. Fleming was the executive vice president and chief financial officer of USG Corporation from 1999 until his retirement in 2012. USG is a leading manufacturer of high performance building systems for the construction and remodeling industries. Prior to joining USG, Mr. Fleming was employed by Masonite Corporation, which was acquired by USG in 1984. During his 39-year career with Masonite and USG, Mr. Fleming held various operating and finance positions and was USG's chief financial officer for approximately 18 years.

Education

B.S. in economics, University of the Pacific, Stockton, CA

MBA with finance specialization, Tuck School of Business at Dartmouth College, Hanover, NH

Current public company or registered investment company directorships, other than Boise Cascade Company

Columbus McKinnon Corporation

Attributes and skills that led our board to conclude Mr. Fleming should serve as a director of the Company

Provides strong financial skills to our board of directors and has relevant industry experience.

Mack L. Hogans, 68

Mr. Hogans became one of our directors in July 2014. Mr. Hogans is an independent director and currently serves as the chair of our corporate governance and nominating committee and as our lead independent director.

Business Experience

Mr. Hogans was senior vice president of corporate affairs with Weyerhaeuser Company until his retirement in 2004. Weyerhaeuser is one of the world’s largest private owners of timberlands and one of the largest manufacturers of wood and cellulose fibers products. Mr. Hogans currently operates a consulting services business. Prior to joining Weyerhaeuser in 1979, Mr. Hogans was employed by the U.S. Forest Service, Maryland National Capital Parks & Planning Commission, and the National Park Service.

Education

B.S. in forestry and natural resources, University of Michigan, Ann Arbor, MI
M.S. in forest resources, University of Washington, Seattle, WA
Graduate of Stanford University Graduate School of Business Executive Program (SEP), Stanford, CA

Attributes and skills that led our board to conclude Mr. Hogans should serve as a director of the Company

Has relevant industry experience and provides strong corporate governance and compliance skills to our board of directors.

Christopher J. McGowan, 45

Mr. McGowan has been one of our directors since our February 2013 initial public offering. Mr. McGowan is an independent director and currently serves as the chair of our audit committee. Prior to February 2013, he was a director of our former parent company from 2004 to 2013.

Business Experience

Mr. McGowan served as one of Boise Cascade Holdings, L.L.C.’s directors from October 2004 until its dissolution in September 2014. He became a Boise Cascade Company director in February 2013 in connection with our initial public offering. In August 2014, he became a general partner of CJMV-GMC-AHSS, L.P. (d/b/a Autism Home Support Services, Inc.). In 2012, Mr. McGowan served as a faculty adviser to The University of Chicago Booth School of Business and currently serves as an Adjunct Assistant Professor, Entrepreneur in Residence, and Senior Adviser there. In September 2011, he became a general partner of CJM Ventures, L.L.C. and OPTO Holdings, L.P. (d/b/a/ OPTO International, Inc.). From 1999 until 2011, he was employed by Madison Dearborn Partners, L.L.C. and served as a managing director concentrating on investments in the basic industries sector. Prior to joining Madison Dearborn, Mr. McGowan was with AEA Investors, Inc. and Morgan Stanley & Co. Incorporated.

Education

B.A., Columbia University, Theoretical Mathematics, New York, NY
M.B.A., Harvard Graduate School of Business, Boston, MA

Current public company or registered investment company directorships, other than Boise Cascade Company

Cedar Capital, LLC (a registered investment adviser that operates registered investment companies)

Prior directorships held during past five years at any public company or registered investment company

Smurfit Kappa Group Ltd. (formerly known as Jefferson Smurfit Group)

Attributes and skills that led our board to conclude Mr. McGowan should serve as a director of the Company

Provides strong financial and governance skills to our board of directors.

Proposal No. 2 - Advisory Approval of Our Executive Compensation
We are providing our shareholders with the opportunity to cast a nonbinding advisory vote regarding the compensation of our named executive officers. Our compensation philosophy is designed to emphasize a focus on total compensation, with a large portion of our named executive officers' pay being performance-based and considered variable, "at risk," and aligned with shareholder interests. We seek to pay for performance so that we can recruit and retain the talented employees necessary to drive superior financial and operational results. We view our compensation program as a strategic tool that supports the successful execution of our business strategy and reinforces a performance-based culture.

Shareholders are urged to read the Compensation Discussion and Analysis section in this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The compensation committee and our board of directors believe these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals. Our board of directors has determined the best way to allow shareholders to vote on our executive compensation is through the following resolution:

RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this proxy statement, is hereby APPROVED.
Your vote is important to us. Although this advisory vote is nonbinding, the compensation committee and our board of directors will review the results of the vote. The compensation committee will consider our shareholders' preferences and take them into account in making future determinations concerning our executive compensation.
Our board of directors unanimously recommends shareholders vote, on a nonbinding advisory basis, FOR the approval of the resolution set forth above approving the compensation of our named executive officers.

Proposal No. 3 - Ratification of Independent Accountant for the Year Ending December 31, 2017

The audit committee of our board of directors is responsible for the engagement of our independent auditor and has appointed KPMG LLP (KPMG) in that capacity, effective February 22, 2017.

Although ratification is not required by our bylaws or otherwise, our board of directors is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders' views on our independent registered public accounting firm and as a matter of good corporate practice. If the appointment of KPMG is not ratified, the audit committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without resubmitting the matter to shareholders. Even if the selection of KPMG is ratified, the audit committee may, in its sole discretion, change the appointment at any time during the year if it determines a change would be in the best interests of the Company and our shareholders.

It is expected that one or more representatives of KPMG will be present at our Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.
For information on the services KPMG has provided for us in 2016, please refer to the following table:

2016
Audit Fees	$2,082,324
Audit-Related Fees	9,000
Tax Fees	85,000
All Other Fees	—
Total	$2,176,324

Our board of directors unanimously recommends shareholders vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2017.

CORPORATE GOVERNANCE
Code of Ethics for Our Board of Directors
We have adopted a Boise Cascade Company Code of Ethics (Code of Ethics) that applies to our directors and all of our employees. We have a toll-free reporting service available that permits employees to confidentially report violations of our Code of Ethics or other issues of significant concern. We have an email link to our board on our website by selecting Contact at the top of the page and then Board of Directors in the drop down box. Communications sent by email are not confidential and are first reviewed by the Company's general counsel and chief financial officer.
If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics by posting the required information on our website.
You may view a copy of our Code of Ethics by visiting our website at www.bc.com and selecting Investors at the bottom of the page, then Code of Ethics.

Corporate Governance Guidelines
Our board of directors has adopted Corporate Governance Guidelines (Guidelines) to assist the board in exercising its responsibilities. The Guidelines reflect our board's commitment to monitor the effectiveness of policy and decision making, both at the board and management levels. Our board of directors believes the Guidelines will enhance our ability to achieve our goals and long-term success and will assist us in increasing shareholder value. The Guidelines are in addition to and are not intended to change or interpret any federal or state law or regulation, including the Delaware General Corporation Law, our Certificate of Incorporation or bylaws, or the rules of the New York Stock Exchange (the NYSE). Our board of directors may modify the Guidelines from time to time on the recommendation of the corporate governance and nominating committee and as deemed appropriate by our board of directors.
You may view a complete copy of the Guidelines by visiting our website at www.bc.com and selecting Investors, then Leadership and Governance, and then Corporate Governance Guidelines.

Director Independence
Our directors believe board independence is important and is key for the board to function properly, allowing it to provide appropriate oversight and maintain managerial accountability.
We list our common stock on the NYSE. The NYSE rules require that a majority of our directors be independent from management and all members of our board committees be independent. For a director to be independent under the NYSE's rules, our board must determine affirmatively that he or she has no material relationship with us. Additionally, he or she cannot violate any of the bright line independence tests set forth in the NYSE listing rules that would prevent our board of directors from determining that he or she was independent. These rules contain heightened independence tests for members of our audit and compensation committees. Our board of directors will broadly consider all relevant facts and circumstances to determine the independence of any director, in accordance with the NYSE listing rules.

To assist in making this determination, our board adopted the NYSE's independence standards, set forth in the NYSE listing rules and Rules 10A-3 and 10C-1 under the Exchange Act. For purposes of these standards, we include Boise Cascade Company and its consolidated subsidiaries.
Our board has determined that Ms. Gowland and Messrs. Cooper, Fleming, Hannah, Hogans, Matula, McDougall and McGowan are independent directors as defined under the NYSE's listing standards. These directors constitute a majority of our board of directors and, other than Mr. McDougall, represent all of our committee members. In making its independence determination, our board considered the relationships disclosed in the Related-Person/Party Transactions section below.
With respect to Mr. McDougall, the board also considered guidelines issued by certain proxy advisory firms that disqualify directors from being independent if they have served as interim chief executive officers of the listed company for a period of more than 18 months and require scrutiny if such service was for a period of 12 to18 months. At the request of the controlling shareholder of the Company at a time when the Company was not listed with the NYSE, Mr. McDougall served as our interim chief executive officer from December 2008 until August 2009, a nine-month period, following the departure of the previous chief executive officer. Mr. McDougall had strategic knowledge about the rapid decline in housing starts and agreed to step in on an interim basis as the Company searched for a definite replacement. Upon identifying an internal candidate for the chief executive officer position, Mr. McDougall resigned as interim chief executive officer on August 2009. As part of his interim chief executive officer compensation package, Mr. McDougall remained on the Company’s payroll for limited benefit coverage (dental and vision) purposes until December 2012 and, in accordance with NYSE standards, was determined to be independent by our board of directors for the first time in February 2016, three years after the expiration of his limited benefits. Mr. McDougall has extensive industry and public board experience, and the board believes that his nine-month period as an interim chief executive officer should not affect his status as an independent director and that the Board and the Company would benefit by having Mr. McDougall serve on one or more committees.

Additionally, our board of directors has determined that (i) each member of the audit committee meets the heightened independence standards for audit committee service under the NYSE listing rules and Rule 10A-3 under the Exchange Act; and (ii) each member of the compensation committee meets the heightened independence standards for compensation committee service under the NYSE listing rules and Rule 10C-1 under the Exchange Act.
Our board of directors and its committees can retain, at their sole discretion and at our expense, independent financial, legal, compensation, or other advisors to represent the independent interests of our board of directors or its committees.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers, directors, and persons who beneficially own more than ten percent of our common stock to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors, and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.
Based on a review of such reports, we believe that during our last year, all Section 16(a) filing requirements were complied with, as applicable to our officers, directors and greater than ten percent beneficial owners.

Related-Person/Party Transactions
Family Relationships
No family relationships exist between any of our directors and executive officers.
Affiliated-Company Transactions
Mr. Cooper, one of our directors, is the president and chief executive officer of TrueBlue, Inc. (TrueBlue), an industrial staffing company. In 2016, the Company leased commercial drivers from TrueBlue and its subsidiaries and paid approximately $426,000 for those services.
Policies and Procedures for Related-Person/Party Transactions
Our written policy regarding transactions with related persons requires that a "related person" (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any "related person transaction" (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) in which such related person has or will have a direct or indirect material interest and all material facts with respect thereto. The general counsel will promptly communicate such information to our audit committee or another independent body of our board of directors. No related-person transaction will be entered into without the approval or ratification of our audit committee or another independent body of our board of directors. It is our policy that directors recuse themselves from any discussion or decision affecting their personal, business or professional interests. Our policy does not specify the standards to be applied by our audit committee or another independent body of our board of directors in determining whether to approve or ratify a related-person transaction. We accordingly anticipate that these determinations will be made in accordance with Delaware law.

Role of Compensation Consultant

The compensation committee has retained Frederic Cook as its independent, compensation consultant to assist the committee in discharging its responsibilities. Prior to retaining Frederic Cook, the compensation committee considered that Frederic Cook does not provide any other services to the Company or its executive officers and determined that there was no conflict of interest according to the factors the compensation committee determined to be relevant including the independence factors enumerated by the NYSE.

Role of Board of Directors in Our Risk Management Processes

Our board of directors oversees the risk management activities designed and implemented by our management. The board of directors executes its oversight responsibility for risk management both directly and through its committees. Through our enterprise risk management review and with general meeting content, the board of directors also considers specific risk topics, including risks associated with our strategic plan, business operations, and capital structure. In addition, the board of directors receives detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

Our board of directors delegates to the audit committee oversight of our risk management process. Our other board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full board of directors as appropriate, including when a matter rises to the level of a material- or enterprise-level risk.
Our internal audit department annually develops a risk-based audit plan that is reviewed with the audit committee, along with the results of internal audit reviews and activities. The internal audit department also maintains a high level assessment of risks and controls for key operations, functions, processes, applications, and systems within the Company. The audit committee meets a number of times each year with our director of internal audit, our chief financial officer, and our controller.
We also have in place a number of independent assurance activities responsible for assessing whether our risk response activities are in place and working effectively. These assurance activities include, but are not limited to, corporate legal audits, corporate security, environmental audits, and safety audits.

Risk Analysis of Employee Compensation Policies and Practices

We reviewed our compensation policies and practices for our employees and determined these policies and practices do not induce our employees to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards at the expense of shareholder interests. Some of the considerations in making this determination were:

▪	None of our businesses presents a high risk profile because a very large percentage of our revenues and income is derived from commodity products;

▪	Our incentive pay structure rewards performance in both the short and long term (i.e., short-term incentives are not paid out at the expense of long-term shareholder value);

▪	Our incentive pay program has both minimum and maximum caps designed to take into account short- and long-term affordability measures;

▪	The compensation committee reserves the right to reduce or eliminate any awards, in its discretion, with respect to our incentive pay programs;

▪
We have adopted a clawback for our equity-based Long Term Incentive Plan (LTIP) and our cash-based Short Term Incentive Plan (STIP) that enables our board to clawback any or all of any award predicated on substantially restated financial results where the employee engaged in intentional misconduct or malfeasance leading to the restatement and would have received a lower payment under the restatement; and

▪	Our executive compensation does not encourage our management to take unreasonable risks relating to the business.

Director Selection Process

Our corporate governance and nominating committee is responsible for, among other matters:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	recommending to our board a slate of director nominees for election or re-election at the Annual Meeting; and

•	recommending to our board of directors persons to fill board and committee vacancies.

Through this process, members of the corporate governance and nominating committee consult with our board chair and accept nominee recommendations from other directors and/or shareholders in accordance with the terms of our Certificate of Incorporation and our bylaws. The invitation to join our board of directors is extended by our board of directors through our board chair. Our lead independent director serves as the chair of our corporate governance and nominating committee.

Suitability of Candidates
In evaluating the suitability of candidates, our board of directors and corporate governance and nominating committee consider many factors, including a candidate's:

•	experience as a senior officer in a public or substantial private company or other comparable experience;

•	experience as a director of a public company;

•	breadth of knowledge about issues affecting the Company and/or its industry;

•	expertise in finance, logistics, manufacturing, law, human resources or marketing or other areas that our board determines are important areas of needed expertise; and

•
personal attributes that include integrity and sound ethical character, absence of legal or regulatory impediments, absence of conflicts of interest, demonstrated track record of achievement, ability to act in an oversight capacity, appreciation for the issues confronting a public company, adequate time to devote to our board of directors and its committees, and willingness to assume broad/fiduciary responsibilities on behalf of all shareholders.

The corporate governance and nominating committee is committed to nondiscrimination in its selection practices and makes decisions primarily on the basis of skills, qualifications, and experience.

Consideration of Diversity in Nomination Process
Our current board has a rich mixture of educational, professional, and experiential diversity. As opportunities to appoint new directors become available in the future, in addition to the factors set forth above, our board of directors will consider gender, racial, ethnic, and global diversity for director recruitment.
Shareholder Nominations for Directors
The corporate governance and nominating committee has not adopted a formal policy regarding shareholder nominations for directors because the corporate governance and nominating committee does not believe such a policy is necessary for the equitable treatment of shareholder nominations. In accordance with our bylaws, however, the corporate governance and nominating committee will consider shareholder nominations for directors (please refer to the Shareholder Proposals for Inclusion in Next Year's Proxy Statement section in this proxy statement for related instructions). We did not receive any shareholder nomination or recommendation for director in connection with the Annual Meeting.

Board and Committee Self-Evaluations
Our directors conduct annual self-evaluations of our board of directors and its committees. These evaluations assess the overall effectiveness of our board of directors. The chairman of the board reviews the directors' responses and provides the individual board members, the corporate governance and nominating committee, and full board with an assessment of the performance of the board and its committees. The directors then discuss the results in executive session. The purpose of the evaluation is to increase the effectiveness of our board, its committees, and our directors.

Board Governance

The board believes that wider perspective and best practices learned by board members serving in other public directorships must be balanced against the time commitment that service on boards entails. Therefore in 2015, we amended the Corporate Governance Guidelines (Guidelines) to adopt an overboarding policy whereby our non-employee directors are limited to no more than three public boards, in addition to ours, and our chief executive officer to one additional public board. You can view this change by visiting our website at www.bc.com and selecting Investors, Leadership and Governance and then Corporate Governance Guidelines.

Communications with Our Board of Directors
You may contact our board of directors by writing to the chairman of the corporate governance and nominating committee, in care of the chief financial officer at the address or email address shown below. All correspondence will be referred to the chairman of the governance and nominating committee, the chairman of the board and our general counsel and corporate secretary.
Boise Cascade Company
Attention: Chairman of the Corporate Governance and Nominating Committee
c/o Chief Financial Officer
1111 West Jefferson Street, Suite 300
Boise, ID 83702
Email: legaldepartment@bc.com
You may also contact our board of directors by email by going to our website, www.bc.com, and selecting Contact at the top of the page, then selecting Board of Directors in the drop down box.

BOARD STRUCTURE

Board Leadership Structure
Currently the positions of chairman and chief executive officer are filled separately. Our board of directors believes that this structure is appropriate for the Company at this time. Mr. Carlile’s (our chairman of the board) experience as our former chief executive officer provides our board of directors with valuable insight on operational and industry issues.
On February 4, 2013, our corporate governance and nominating committee and our board of directors adopted the Guidelines to serve as a flexible framework within which the board conducts business. The committee and board routinely review the Guidelines with the most recent review occurring on February 23, 2017. On October 28, 2015, our board formalized our practice that the chair of the governance and nominating committee serves as the lead independent director. Our lead independent director presides over all meetings of the independent directors and works collaboratively with our chairman and chief executive officer regarding board governance, process, and establishing meeting agendas for our board.

Executive Sessions and Independent Director Sessions
Our board of directors and each of our committees routinely meet in executive sessions outside the presence of management. Mr. Carlile, our chairman of the board, presides over the executive sessions of our board of directors, and each committee chair presides over the executive sessions of each respective committee. Mr. Hogans, the chair of our corporate governance and nominating committee and our lead independent director, presides over the sessions of our independent board members who meet outside the presence of our non-independent directors at least twice per year to discuss matters as they deem appropriate.

2016 Overall Meeting Attendance Rates
During 2016, our board of directors met four times in person and twice by telephone conference. In addition to meetings of the full board, our board committees met a total of 14 times. As a group, our directors had an overall attendance rate of 98%, with one director not able to participate in a telephone conference.
Under the Guidelines, our directors are expected to attend our Annual Meeting to be held on May 4, 2017. All of the directors on the board attended the 2016 Annual Meeting.

Committees
Our board of directors has established the following three standing committees:
Audit Committee
Compensation Committee
Corporate Governance and Nominating Committee

The composition, duties, and responsibilities of these committees are outlined in written charters adopted by our board of directors. Each committee charter is reviewed annually by its respective committee to ensure ongoing compliance with applicable laws and sound governance practices and reviewed periodically by outside legal counsel. Each committee enacts any recommended changes to its charter coming out of such reviews and reports the changes to our board of directors.
You may view copies of our committee charters by visiting our website at www.bc.com and selecting Investors at the bottom of the page and then Leadership and Governance. You are then able to select any of the committee charters.
Audit Committee

Committee Members (1)	2016 Committee Meeting Attendance Rate (2)

Christopher J. McGowan, committee chair (3)	100%
Steven C. Cooper (3)	100%
Richard H. Fleming (3)	100%

(1)
All members of the audit committee are independent as defined under the applicable NYSE listing standards and in accordance with Rule 10A-3 under the Exchange Act, as determined by our board of directors.

(2)	The audit committee met four times in person and once telephonically during 2016.

(3)	Our board of directors has determined that Messrs. McGowan, Cooper, and Fleming are audit committee financial experts, as defined in Item 407(d)(5) of Regulation S-K under the Securities Act.

The audit committee of our board of directors is responsible for matters including the following:

▪	Reviewing and discussing with management and the independent auditors:

◦	the Company’s annual audited financial statements and quarterly unaudited financial statements;

◦	major issues regarding accounting principles, financial statement presentations, and the adequacy and effectiveness of the Company’s internal controls;

◦	significant financial reporting issues and judgments including the effects of alternative GAAP methods on the financial statements; and

◦	the effect of regulatory and accounting initiatives on the Company’s financial statements;

▪	Discussing with management our overall risk assessment and risk management policies;

▪
Reviewing disclosures made by our chief executive officer and chief financial officer regarding any significant deficiencies or material weakness in the design or operation of the Company’s internal control over financial reporting and any fraud involving management or employees who have a significant role over financial reporting;

▪	Establishing procedures for the receipt, retention, and treatment of complaints or confidential submissions regarding accounting, internal accounting controls, or auditing matters;

▪	Overseeing such portions of the Code of Ethics as our board of directors may designate from time to time;

▪	Discussing with management and/or our general counsel any legal matters that may have a material impact on our financial statements;

▪	Selecting, overseeing, and determining the compensation of the Company’s independent auditors;

▪
Approving audit fees paid to independent auditors, preapproving all audit services (and non-audit services to be performed for the Company by the independent auditors) and considering whether the provision of non-audit services is compatible with maintaining the auditor’s independence;

▪	Annually evaluating the qualifications, performance, and independence of the independent auditors;

▪	Annually preparing a report to be included in our proxy statement and submitting such report to our board of directors for approval;

▪
Reviewing the scope and staffing of the independent auditors annual audit, discussing all matters required by PCAOB auditing Standard No. 16, and discussing any audit problems or difficulties and management’s response;

▪	Reviewing internal audit department activities and approving the internal audit department projects and annual budget; and

▪	Reviewing with the senior internal auditing executive the significant reports to management prepared by the internal auditing department and management's responses.

For a complete description of our audit committee's responsibilities, you may view a copy of our audit committee charter by visiting our website at www.bc.com and selecting Investors at the bottom of the page and then Leadership and Governance. You are then able to select the audit committee charter.

Compensation Committee

Committee Members (1)	2016 Committee Meeting Attendance Rate (2)

Karen E. Gowland, committee chair	100%
David H. Hannah	100%
Kristopher J. Matula	100%

(1)	All members of the compensation committee are independent as defined under the applicable NYSE's listing standards, as determined by our board of directors.

The compensation committee of our board of directors is responsible for matters including the following:

▪	Assisting our board of directors in discharging its responsibilities relating to compensation of our board members, chief executive officer, and other executive officers;

▪	Reviewing and approving employment agreements and other similar arrangements between the Company and our chief executive officer and other executive officers;

▪	Reviewing and evaluating the Company's overall compensation philosophy and overseeing the Company's equity, incentive, and other compensation and benefits plans; and

▪	Preparing the compensation committee report on executive officer compensation required by the SEC for inclusion in the Company’s annual proxy statement or Annual Report.

For a complete description of our compensation committee's responsibilities, you may view a copy of our compensation committee charter by visiting our website at www.bc.com and selecting Investors at the bottom of the page and then Leadership and Governance. You are then able to select the compensation committee charter.

Corporate Governance and Nominating Committee

Committee Members (1)	2016 Committee Meeting Attendance Rate (2)

Mack L. Hogans, committee chair	100%
Karen E. Gowland	100%
David H. Hannah	100%
Kristopher J. Matula (3)	100%

(1)	All members of the corporate governance and nominating committee are independent as defined under the applicable NYSE's listing standards, as determined by our board of directors.

(2)	The corporate governance and nominating committee of our board of directors met in person four times during 2016.

(3)	Mr. Matula was elected to serve on this committee effective October 26, 2016 and attended the October 26, 2016 corporate governance and nominating committee meeting.

The corporate governance and nominating committee of our board of directors is responsible for matters including the following:

▪	Identifying and assessing persons qualified to become board members, consistent with the qualification standards and criteria approved by the board;

▪	Recommending to the board a slate of director nominees for election or reelection at the Annual Meeting;

▪	Recommending to the board the structure and membership of board committees;

▪	Recommending to the board persons to fill board and committee vacancies;

▪	Overseeing annual evaluations of the board and committees of the board;

▪	Reviewing periodically the Guidelines applicable; and

▪	Making other recommendations to the board relative to corporate governance issues.

For a complete description of our corporate governance and nominating committee's responsibilities, you may view a copy of our corporate governance and nominating committee charter by visiting our website at www.bc.com and selecting Investors at the bottom of the page and then Leadership and Governance. You are then able to select the corporate governance and nominating committee charter.

BOARD COMPENSATION

Employee board members do not receive compensation for their service on our board of directors. Mr. Corrick is currently our only employee board member. Nonemployee board members in 2016 were entitled to receive the compensation described below under "2016 Director Fees."

Director Compensation Table

The following table presents compensation information for each of our nonemployee directors for the year ended December 31, 2016:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value/ Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)	Total ($)

Thomas E. Carlile	$160,000	$114,993	$—	$—	$274,993

Steven C. Cooper	70,000	90,004	3,836	—	163,840

Richard H. Fleming	70,000	90,004	—	—	160,004

Karen E. Gowland	80,000	90,004	2,745	—	172,749

David H. Hannah	70,000	90,004	—	—	160,004

Mack L. Hogans	97,500	90,004	—	—	187,504

Kristopher J. Matula	70,000	90,004	4,803	—	164,807

Duane C. McDougall	70,000	90,004	—	—	160,004

Christopher J. McGowan	85,000	90,004	—	—	175,004

(1)	The fees earned reported above include fees that directors have deferred. See note (3) below.

(2)
On February 24, 2016, our chairman of the board was awarded 6,944 time-vested restricted stock units with a grant date fair value of $114,993. Our other board members were awarded 5,435 time-vested restricted stock units with a grant date fair value of $90,004.

(3)
We do not provide our directors with pension benefits. Our director-deferred compensation plan was open for contributions in 2016, and Messrs. Cooper and Matula, and Ms. Gowland participated. The amounts reported in the third column reflect the above-market portions of interest earned on compensation deferred in 2016.

Compensation Committee Interlocks and Insider Participation
During year 2016, the compensation committee consisted of Ms. Gowland, and Messrs. Hannah and Matula. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

2016 Director Fees

Beginning in January 2016, our fee schedule for nonemployee directors was:

Director Fees	2016

Director Fees (Annual):
Cash Retainer	$70,000
Equity Award (1)	$90,004

Committee Chair Fees (Annual):
Audit	$15,000
Compensation	$10,000
Corporate Governance and Nominating	$7,500
Lead Independent Director	$20,000
Chairman
Additional Cash Retainer	$90,000
Additional Equity Award	$25,000

(1)
On February 24, 2016, the chairman of the board received 6,944 time-vested restricted stock units with a grant date fair value of $114,993, and each other nonemployee director received 5,435 time-vested restricted stock units with a grant date fair value of $90,004 per award.

2016 Director Restricted Stock Unit Awards
Upon recommendation of the compensation committee, our board of directors on February 24, 2016 approved the granting of approximately $90,004 in RSUs (or 5,435 units) to each of our nonemployee directors plus an additional $24,989 in RSUs (or 1,509 units) to our board chairman. These 2016 RSU awards are service-condition vesting awards that vested in full on February 24, 2017, but the shares will not be distributed until six months and one day following the director’s termination from the board of directors.

2017 Director Fees

The compensation committee and the board engaged Frederic Cook to review compensation for our directors. As a result of that review, beginning in 2017, the fee schedule for nonemployee directors for the year ending December 31, 2017, is unchanged from the schedule for 2016.

Director Fees	2017

Director Fees (Annual):
Cash Retainer	$70,000
Equity Award (1)	$90,000

Committee Chair Fees (Annual):
Audit	$15,000
Compensation	$10,000
Corporate Governance and Nominating	$7,500
Lead Independent Director	$20,000
Chairman
Additional Cash Retainer	$90,000
Additional Equity Award (2)	$25,000

(1)
On February 23, 2017, each non-employee director received 3,327 time-vesting restricted stock units with a grant date fair value of $89,995 per award. These shares will vest and be distributed one year from the date of the grant.

(2)	As chairman of the board, Mr. Carlile received approximately an additional $25,000 of time-vested restricted stock units or an additional 924 units.

Directors Deferred Compensation Plan

We maintain a "nonqualified" deferred compensation plan offered to our nonemployee directors. The plan is an unfunded plan intended to help participants supplement their retirement income while providing them an opportunity to invest a portion of their cash compensation. Under the plan, each director who receives cash compensation for board service may elect to defer all or a portion of his or her cash compensation in a calendar year. Amounts deferred are credited with imputed interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds. Participants elect the form and timing of distributions of their deferred compensation balances. Participants may receive payment in cash in a lump sum or in annual installments following their service on our board of directors. The plan was closed for contributions in 2013 but was reopened for participation effective January 1, 2014. Ms. Gowland and Messrs. Matula and Cooper have elected to defer cash compensation in 2015 and 2016 under this plan. We do not anticipate making any changes to this plan in 2017.

STOCK OWNERSHIP
Stock Ownership Guidelines for Our Directors
In February 2014, our board of directors established Company stock ownership guidelines for our directors which are intended to ensure that our directors acquire and maintain an equity stake in the Company and more closely align their interests with those of our shareholders.
Our director stock ownership guidelines provide that, within five years from becoming a director, each director should acquire and maintain stock ownership in the Company equal to five times his or her annual cash retainer.

Stock Ownership Guidelines for Our Officers
Our board established officer stock ownership guidelines in February 2014. The ownership targets within the guidelines vary by officer level with the chief executive officer’s target at three times salary, executive vice presidents’ and senior vice presidents’ target at one-and-one half times salary, and vice presidents’ target at one times salary. Officers are expected to achieve their respective target within five years of the later of the board’s adoption of the guidelines or of becoming an officer.

Security Ownership of Certain Beneficial Owners and Management

Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 10, 2017 by: (1) each of the named executive officers in the Summary Compensation Table; (2) each of our directors and director nominees; (3) all directors and executive officers as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock. All information with respect to beneficial ownership has been furnished to us by the respective director, director nominee, executive officer or five percent beneficial owner, as the case may be. Unless otherwise noted below, the address of each beneficial owner is c/o Boise Cascade Company, 1111 West Jefferson Street, Suite 300, Boise, ID 83702. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his, her or its name.

Name and Address of Beneficial Owner and Nature of Beneficial Ownership	Column
	A	B		C
	Shares Owned as of 3/10/17 (#)(1)	Right to Acquire Within 60 Days of 3/10/17 (#)(1)		Percent of Class (%)(2)

Persons Owning Greater Than 5% of Our Outstanding Common Stock:
BlackRock, Inc. (3)	4,643,215	—		12.0%
The Vanguard Group (4)	3,338,678	—		8.6%
Wellington Management Group LLP (5)	3,233,483	—		8.4%
Frontier Capital Management Co, LLC (6)	2,328,292	—		6.0%
Dimensional Fund Advisors LP (7)	2,196,652	—		5.7%

Nonemployee Directors:
Thomas E. Carlile	45,944	27,399	(8)	*
Steven C. Cooper	—	7,647	(9)	*
Richard H. Fleming	5,000	12,309	(10)	*
Karen E. Gowland	—	10,286	(9)	*
David H. Hannah	—	8,479	(9)	*
Mack L. Hogans	75	9,187	(9)	*
Kristopher J. Matula	1,400	9,187	(9)	*
Duane C. McDougall	19,962	12,309	(10)	*
Christopher J. McGowan	22,213	12,309	(10)	*

Named Executive Officers:
Thomas K. Corrick	48,623	5,923	(11)	*
Wayne M. Rancourt	25,752	9,872	(11)	*
Daniel Hutchinson	15,519	6,341	(12)	*
Nick Stokes	24,336	5,923	(11)	*
John T. Sahlberg	19,450	9,586	(12)	*

All Directors and Executive Officers as a Group (15 Persons)	238,603	150,871		1.0%

* Less than 1%

(1)
Under SEC rules, a person is considered to beneficially own any shares over which they exercise sole or shared voting and/or investment power (Column A) plus any shares they have the right to acquire within 60 days of March 10, 2017 (Column B).

(2)
Percent of class (Column C) is calculated by dividing the number of shares beneficially owned (Column A plus Column B) by the Company's total number of outstanding shares on March 10, 2017 (38,535,987 shares) plus the number of shares such person has the right to acquire within 60 days of March 10, 2017 (Column B).

(3)
Pursuant to Schedule 13G/A, Amendment No. 3, dated December 31, 2016, and filed with the SEC on January 12, 2017, by BlackRock, Inc. (BlackRock). BlackRock's principal business is at 55 East 52nd Street, New York, NY 10055.

(4)
Pursuant to Schedule 13G/A, Amendment No. 2, dated December 31, 2016, and filed with the SEC on February 10, 2017, by The Vanguard Group (Vanguard). Vanguard's principal business is at 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Pursuant to Schedule 13G/A, Amendment No. 1, dated December 30, 2016, and filed with the SEC on February 9, 2017, by Wellington Management Group LLP (Wellington). Wellington's principal business is at 280 Congress Street, Boston, MA 02210.

(6)
Pursuant to Schedule 13G dated December 31, 2016, and filed with the SEC on February 10, 2017, by Frontier Capital Management Co, LLC (Frontier). Frontier's principal business is at 99 Summer Street, Boston, MA 02110.

(7)
Pursuant to Schedule 13G dated December 31, 2016, and filed with the SEC on February 9, 2017, by Dimensional Fund Advisors LP (Dimensional). Dimensional's principal business is at Dimensional Place Building One, 6300 Bee Cave Road, Austin, TX 78746.

(8)
Mr. Carlile's reported amount includes 17,552 shares issuable upon exercise of options that are currently exercisable, as well as 2,903 restricted stock units which vested on February 25, 2016 and 6,944 shares that vested on February 24, 2017; provided, that vested shares will be delivered to the subject director six months and one day after his termination as a director (or other employee) of the Company.

(9)
Reported amount includes 2,639, 832, 1,540, and 1,540 restricted stock units which vested on February 27, 2015, for Ms. Gowland and Messrs. Hannah, Hogans, and Matula, respectively, 2,212 restricted stock units which vested on February 25, 2016, and 5,435 restricted stock units that vested on February 24, 2017; provided, that vested shares will be delivered to the subject director six months and one day after his/her termination as a director (or other employee) of the Company. Mr. Cooper received 2,212 restricted stock units which vested on February 25, 2016 and 5,435 restricted stock units that vested on February 24, 2017.

(10)
Reported amount includes 2,023, 2,639, 2,212, and 5,435 restricted stock units which vested on February 26, 2014, February 27, 2015, February 25, 2016, and February 24, 2017, respectively; provided, that vested shares will be delivered to the subject director six months and one day after his termination as a director (or other employee) of the Company.

(11)	Represents shares issuable upon exercise of options that are currently exercisable.

(12)
Reported amount includes 2,962 and 6,582 shares issuable upon exercise of options that are currently exercisable for Messrs. Hutchinson and Sahlberg, respectively, as well as 3,379 and 3,004 restricted stock units which vested on March 1, 2016, for Messrs. Hutchinson and Sahlberg, respectively; provided, that vested shares will be delivered to the subject named executive officer March 1, 2018.

AUDIT COMMITTEE REPORT
Dear Fellow Shareholders:
The following is the report of the audit committee with respect to the Company's audited financial statements for the year ended December 31, 2016.

Audit Committee Charter and Responsibilities
The audit committee assists the board of directors in its oversight of the quality and integrity of the Company's financial statements and its accounting and financial reporting practices. The audit committee's responsibilities are more fully set forth in its charter, which you can view by visiting our website at www.bc.com and selecting Investors at the bottom of the page, then Leadership and Governance and then Committee Charters. Then select the audit committee charter.
In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the Company's annual audited and quarterly consolidated financial statements for the 2016 calendar year with management and KPMG, the Company's independent auditor. The audit committee has discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T and as approved by the SEC. The audit committee has also received the written disclosures and the letter from KPMG required by PCAOB regarding

KPMG's communications with the audit committee concerning independence, and has discussed with KPMG its independence from the Company and its management.
Audit Committee Financial Experts
The board of directors has determined that the audit committee chair, Christopher J. McGowan, and both audit committee members, Richard H. Fleming and Steven C. Cooper, are audit committee financial experts, as defined in Item 407(d)(5) of Regulation S-K under the Securities Act. Our board of directors has also determined that Mr. McGowan, as well as the other members of the audit committee, are independent in accordance with the applicable NYSE listing rules.
Recommendation of Financial Statements
Based on the review and discussions with management and KPMG, the audit committee recommended to the Company's board of directors that the Company's audited financial statements be included in the Company's Annual Report for the year ended December 31, 2016, for filing with the SEC.
Respectfully submitted,
The Audit Committee
Christopher J. McGowan, committee chair
Steven C. Cooper
Richard H. Fleming

Fees Paid to KPMG
The following table presents the aggregate fees billed by KPMG to us for services rendered for the years ended December 31, 2015 and 2016, as approved by the audit committee:

	2015 ($)	2016 ($)

Audit Fees (1)	$1,930,000	$2,082,324
Audit-Related Fees (2)	8,000	9,000
Tax Fees (3)	63,005	85,000
All Other Fees	—	—
Total	$2,001,005	$2,176,324

(1)
KPMG's Audit Fees consisted of fees for the audit of our 2015 and 2016 year-end financial statements included in the Company's Form 10-K, the 2015 and 2016 audits of our internal control over financial reporting, reviews of our interim financial statements included in our quarterly reports on Form 10-Q, and other filings with the SEC.

(2)	KPMG's Audit-Related Fees consisted of fees in connection with the issuance of financial assurance letters.

(3)	KPMG's tax fees in 2015 and 2016 consisted of support services in connection with the Company's eligibility for federal and state research and development credits.

Policies and Procedures for Preapproval of Audit and Non-audit Services
The audit committee's charter provides that all audit and non-audit services to be performed for us by KPMG be preapproved. Our controller monitors services provided by KPMG and overall compliance with the preapproval policy and reports periodically to the audit committee on the status of outstanding engagements, including actual services provided and associated fees. Our controller must promptly report any noncompliance with the preapproval policy to the chair of the audit committee.
During 2016, all services by our independent registered public accounting firm were preapproved by the audit committee in accordance with this policy.

EQUITY COMPENSATION PLAN INFORMATION
Boise Cascade became a public company on February 6, 2013. Our board of directors adopted the 2013 Incentive Plan on February 4, 2013, in anticipation of the consummation of our initial public offering. From 2013 through April 2016, our compensation committee approved all equity grants made under the 2013 Incentive Plan. Following shareholder approval of our 2016 Incentive Plan, all grants for the remainder of 2016 were made under that plan, and no awards may be granted under the 2013 Incentive Plan. The following table provides information about our equity compensation plans as of December 31, 2016:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by shareholders (1)	1,342,594	(2)	$27.19	(3)	2,981,441	(4)
Equity compensation plans not approved by shareholders	—		—		—
Total	1,342,594		$27.19		2,981,441

(1)	Includes securities to be issued upon exercise of options and other equity grants, as well as securities remaining for future issuance under both the 2013 Incentive Plan and the 2016 Incentive Plan.

(2)
As of December 31, 2016, the number of securities to be issued upon exercise of outstanding options, warrants, and rights consists of 114,923 nonqualified stock options, 668,091 performance stock units (2014 and 2015 PSUs at actual, 2016 PSUs at target), and 559,580 restricted stock units awarded under the 2013 Incentive Plan. The actual 2016 PSUs awarded at the February 23, 2017, meeting of the compensation committee was .97 times target for officers.

(3)	Applicable only to nonqualified stock options granted in 2013 as the unvested PSUs and RSUs do not have an exercise price.

(4)
The maximum number of shares to be issued under the 2016 Incentive Plan was 3,700,000 shares; however, that number was reduced by one share for every share granted under the 2013 Incentive Plan after December 31, 2015. A total of 718,559 shares were issued in 2016: 408,509 PSUs and 310,050 RSUs.

As of December 31, 2016, Boise Cascade had approximately 38,352,574 shares of common stock outstanding. Outstanding, full-value awards (RSUs and PSUs) constituted 1,928,865 shares or 5% of our fully diluted stock outstanding. Outstanding stock options of 114,923 shares with a weighted average exercise price of $27.19 and a weighted average remaining term of 5 years constituted 0.3% of our fully diluted shares outstanding.

The number of shares awarded in 2016 was higher than awards issued historically. This occurred for two reasons: (1) our incentive levels for officers and participants are dollar denominated so the relatively low price on the day of the issuance of the awards resulted in a larger number of shares being awarded than would otherwise normally be awarded; and, (2) the shift in approach from a one-third annual payout to a third-year cliff vesting and distribution of PSUs for our officers to better align the incentive with the longer term interests of shareholders, resulted in a gap in earning opportunity in the first and second years that was filled by the issuance of one-time transition PSUs as disclosed in the 2016 Proxy Statement.

EXECUTIVE COMPENSATION

Compensation Committee Report

Dear Fellow Shareholders:

As the compensation committee of the board of directors of Boise Cascade Company (Company), we have reviewed and discussed the following Compensation Discussion and Analysis (CD&A) required by Item 402(b) of Regulation S-K with the Company’s management. Based on this review and discussion, the compensation committee recommends to the Company’s board of directors that the CD&A be included in this proxy statement and referenced in the Company’s Annual Report for the year ended December 31, 2016.

Respectfully submitted,

The Compensation Committee
Karen E. Gowland, committee chair
David H. Hannah
Kristopher J. Matula

Compensation Discussion and Analysis

This CD&A describes the 2016 compensation program for our executive officers, particularly our Named Executive Officers who are listed below along with the positions they held with the Company as of December 31, 2016:

Thomas K. Corrick - Chief Executive Officer
Wayne M. Rancourt - Executive Vice President, Chief Financial Officer, and Treasurer
Daniel Hutchinson - Executive Vice President, Wood Products
Nick Stokes - Executive Vice President, Building Materials Distribution
John T. Sahlberg - Senior Vice President, Human Resources, General Counsel
and Secretary

In this CD&A, we use a number of abbreviations or definitions to describe components of the compensation packages. While each component is defined again and described in more detail in the following discussions, we are providing this abbreviation or definition summary to aid in reading our CD&A:

Abbreviation or Definition	Full Name

BCPP	The Boise Cascade Pension Plan

Compensation Committee	Refers to the Company’s Compensation Committee

BMD	The Company’s Building Materials Distribution business

CD&A	Compensation Discussion and Analysis

Company	Boise Cascade Company

Forest Products Acquisition	The 2004 purchase by affiliates of Madison Dearborn of the forest products and paper assets from OfficeMax

Frederic Cook	Frederic W. Cook & Co., Inc., the Compensation Committee’s consultant

EBITDA	Earnings Before Interest (income and expenses), Taxes, Depreciation and Amortization

LTIP	Long-Term Incentive Plans

MEP	The 2004 Management Equity Plan

Named Executive Officers	The five officers identified in the first paragraph of the CD&A

Officers	Executive officers of the Company

PRONWC	Pre-tax Return On Net Working Capital

PSUs	Performance Stock Units

ROIC	Return on Invested Capital

RSUs	Restricted Stock Units

STIP	The Short-Term Incentive Plan

Cash-Based LTIP	The cash-based, Long-Term Incentive Plan in effect through 2012

SERP	The frozen, non-qualified Supplemental Early Retirement Plan

SPP	Salaried Pension Plan

SUPP	The frozen, non-qualified Supplemental Pension Plan

Wood Products	The Company’s Wood Products manufacturing business

2013 Incentive Plan	Boise Cascade Company 2013 Incentive Compensation Plan, adopted in connection with the Company’s initial public offering which has been replaced by the Boise Cascade Company 2016 Incentive Plan

2016 Incentive Plan	The 2016 Boise Cascade Omnibus Incentive Plan approved by our shareholders at the 2016 Annual Meeting

Our Compensation Objectives and Philosophy

We want to attract, retain, and incent the management talent we believe is essential to achieving the Company’s strategic objectives, which are to grow the Company prudently and to increase long-term shareholder value. As a guiding philosophy, we target all forms of compensation at the 50th percentile of comparable market compensation data, taking into account each person’s performance, contributions to the Company’s success, level of experience, and other distinguishing characteristics. In some instances and for the purpose of internal equity, we have established similar compensation ranges for officer positions with similar scopes of responsibility and other similar characteristics even if such ranges may differ from comparable positions in other companies.

As a newly public company, 2014 was the first year that we had nonbinding advisory shareholder votes on executive compensation. The first vote was on the frequency of holding an advisory approval of our executive compensation, and the shareholders advised a preference for an annual vote. At the July 2014 board meeting, the board agreed to an annual vote on "say-on-pay." In 2015 and 2016, shareholders approved our executive compensation with over 98% voting in favor. The Compensation Committee and the board intend to continue to take these advisory votes into account regarding future compensation decisions. For 2017, shareholders will again vote on whether to approve our executive compensation as set out in this document.

Use of Market Data to Determine Amount and Allocation of Compensation

The Compensation Committee believes that an important criterion for the determination of the aggregate value of the Company's compensation program and the allocation of the value among the various elements of its compensation plans is market data, where available, on the amounts, allocations, and structures utilized by similarly situated peer companies for positions of comparable responsibility.

Management and the Compensation Committee have utilized compensation and benefits surveys to ascertain market levels of aggregate compensation and the allocation of that compensation among specific compensation elements for its Named Executive Officers. Aggregate compensation and compensation for each of the major elements (base salary, short-term incentive compensation, and long-term incentive compensation) for the Company's Named Executive Officers has generally been targeted at the 50th percentile of the surveyed peer-group companies. However, the specific aggregate compensation (and the allocation among the elements of the total compensation) paid to any of our Named Executive Officers may be below or above the 50th percentile target levels, depending on subjective judgments made by the Compensation Committee based on factors such as the specific officer's tenure with the Company and in his or her position, responsibilities that vary from the benchmark position, historical performance in the job, and other distinguishing characteristics.

Since 2011, the Compensation Committee has retained periodically the services of Frederic Cook, a compensation consultant, to prepare a comprehensive analysis of the compensation packages for our Named Executive Officers and to compare the specific elements of compensation and the aggregate value with a group of peer companies recommended by the consultant.

Frederic Cook conducted the 2015 annual review of our peer companies with our Compensation Committee at its July meeting and recommended no change to the peer group.

The Compensation Committee agreed with the recommendation and asked Frederic Cook:

1)
to structure an Omnibus Incentive Plan to replace the 2013 Incentive Plan for potential shareholder adoption at the 2016 or 2017 Annual Meeting. (A recent IRS interpretation of Section 162(m) regarding the tax deductibility of RSUs and PSUs for companies, like ours, that have an approximately three-year window from our initial public offering to obtain shareholder approval of the incentive plan had called into question the length of the window for certain grants);

2)
to design a new long-term incentive plan for our executive officers to diversify financial performance metrics (EBITDA is the performance metric used in our short-term incentive plans and, prior to 2016, also was used in our long-term incentive plans); and

3)	to determine how Company executive officer pay compared to that of similar positions in the peer companies.

In late 2015, Frederic Cook introduced a long-term incentive concept for executive officers using annual return on invested capital (ROIC) as its performance metric and moving to three-year, cliff vesting for earned PSUs rather than pro rata vesting over three years. Frederic Cook noted that the vesting change would create two transition years in which targeted PSU payments would significantly decrease due to the new design and at the Compensation Committee's request designed a transition plan to keep officers whole through the transition. The Compensation Committee approved the concept for the new long-term incentive design and the salary increases for executive officers at the October 2015 meeting.

In January 2016, Frederic Cook presented a proposed new long-term incentive plan design. The recommended design allocated 50% of the value of the long-term incentive to time-vested RSUs that vest 33% each year over three years and 50% of the value to PSUs that are based on one-year ROIC performance that cliff vest after three years to tie the delivered PSU value to long-term share performance and to align participants' interests with those of shareholders. The Compensation Committee chose ROIC as the performance metric to differentiate from the EBITDA measure used in the STIP and because it believed that ROIC would put a focus on short-term and long-term investments and reinforce the importance of investor returns.

The Compensation Committee also determined to grant a transition award to the executive officers because moving from a process of one-third annual payout to a one with full payout after three years would create a shortfall in target-delivered PSU value of 33% in 2017 and 67% in 2018. The Compensation Committee's objective was to keep executive officers whole during the transition and, therefore, for 2016 only, awarded an additional PSU transition award of approximately one year of PSU target grant date fair value payable, if earned, 33% in 2017 and 67% in 2018. The transition PSUs used the same goals as were used for the 2016 PSUs.

In January 2016, Frederic Cook also proposed the 2016 Incentive Plan at the request of the Compensation Committee. The Compensation Committee adopted and recommended the 2016 Incentive Plan for shareholders' approval. That plan provided a number of changes including minimum vesting requirements, an expanded prohibition on repricing without prior shareholder approval, double trigger acceleration and vesting under a change-in-control, and a maximum compensation limit for any non-employee director. The shareholders approved the plan at our 2016 Annual Meeting.

Also, at its January 2016 meeting, the Compensation Committee adopted a hedging policy to prohibit all participants in our LTIP from using any financial instruments to hedge against a drop in our stock price. Also at the February 24, 2016 meeting, the Compensation Committee also approved and recommended to the board the adoption of a clawback policy whereby any participant in our incentive plans is subject to having all or part of any future incentive clawed back if the participant was involved in intentional misconduct or malfeasance that led to a substantial restatement of earnings that would also have resulted in a lower incentive payout for the participant.

During 2016, the Compensation Committee reviewed the officer severance agreements, the Company's STIP plans and the proposed peer group for 2017 compensation discussions. The Compensation Committee approved updated, double-trigger, officer severance agreements containing no additional compensation or benefits for officers and reviewed and re-approved its compensation philosophy as it appears in this Proxy Statement. The Compensation Committee also reviewed Frederic Cook's fees, director compensation (and made no changes), and officer compensation (and made changes to move officers modestly towards the median). Finally, the Compensation Committee adopted a modified 2017 peer group as follows:

Armstrong World Industries
Beacon Roofing Supply, Inc.
BlueLinx Corporation
Builders FirstSource, Inc.
Eagle Materials Inc.
Gibraltar Industries Corporation
Louisiana Pacific Corporation
Masonite International Corporation
NCI Building Systems Company
Nortek, Inc.
Ply Gem Holdings, Inc.
Quanex Building Products Corporation
Simpson Manufacturing Company, Inc.
Universal Forest Products, Inc.
USG Corporation

Summary of Key Events Affecting our Named Executive Officers' Compensation in 2016

Our Compensation Committee again chose to grant 50% of the long-term incentive grant value in RSUs and 50% in PSUs. The RSUs would continue to vest and distribute one-third each year over a three-year period. The PSUs, however, were redesigned to have a one-year ROIC target (rather than EBITDA which is used for the STIP performance target) and a three-year cliff distribution (rather than a one-third distribution over three years) to better align with the long-term interests of shareholders.
Because moving from a process of a one-third annual payout to a full payout after three years created a shortfall in performance target PSU value of 33% in 2017 and 67% in 2018, the Compensation Committee awarded a one-time transition grant of PSUs of that value payable, if earned, 33% in 2017 and 67% in 2018.
Our Compensation Committee undertook a review of our officer severance agreements to make certain that the agreements were current and that it was clear the agreements contained a double trigger in the event of a change in control. The Compensation Committee later approved a revised agreement that did not increase severance benefits. The Compensation Committee also asked management to review the design of the current short-term incentive plans and to make any recommendations for change at the Compensation Committee's October Meeting.
The Compensation Committee then discussed management's study regarding the design of short-term incentive plans and accepted management's recommendation not to change the plans at that time but to continue to monitor them in 2017. The Compensation Committee also made salary adjustments for our executive officers to reflect several promotions, the changing median pay in our peer companies, and individual officer performance.
Executive Compensation Elements

The five elements of the Company's executive compensation are:

▪	Base salary;

▪	STIP;

▪	Ad hoc discretionary bonus awards;

▪	LTIPs; and

▪	Other compensation and benefit plans.

Role of Management in Setting Executive and Director Compensation
As described below, the Compensation Committee increased the compensation of our executives in 2016. Management did not participate in that decision. The Company's chief executive officer makes recommendations to the Compensation Committee with respect to base salaries and performance targets for the Company's STIP and LTIP. The Compensation Committee makes all decisions regarding each Named Executive Officer’s base salary, LTIP and STIP targets, the overall performance targets of the plans, and the potential and actual payouts under each plan. Management does not participate in setting director compensation.
Base Salary

Our Compensation Committee has historically reviewed base salaries for our Named Executive Officers on an annual basis and at the time of promotions or other changes in responsibilities. In November 2016, the Compensation Committee approved general wage increases for the Named Executive Officers to continue to move them, as determined appropriate, toward the 50th percentile based upon Frederic Cook's 2016 study. The 2016 changes in executive salaries were in line with market data provided by Frederic Cook. The salaries for our Named Executive Officers over the last three years can be found in the Summary Compensation Table.

STIP

The STIP is designed to recognize and reward the contributions that Named Executive Officers and other participants make to the Company's annual performance. Payout of the STIP is based on achievement of performance measures that are tied to the Company's annual financial performance. We offer this plan to encourage and reward conduct that will lead to better performance of our businesses as measured by the performance criteria. Each Named Executive Officer’s participation in the plan, along with the criteria for calculation of the payout, is established annually by action of our Compensation Committee and communicated to the participants in an STIP award notice. A determination of the amount payable under the plan based on actual performance is made by the Compensation Committee generally in February of the following year, and resulting payments or awards are made to participants.

2016 STIP Compensation

For 2016, each of our Named Executive Officers participated in the STIP. The plan provided for awards to be determined based on the extent to which the financial goals and performance objectives were met during the year, and on the exercise of the Compensation Committee's discretion. The 2016 annual incentive award targets for our Named Executive Officers were unchanged from 2015 and were as follows:

Officer	Target Award as a Percentage of Base Salary

Thomas K. Corrick	100%

Wayne M. Rancourt	75%

Nick Stokes	75%

Daniel Hutchinson	75%

John T. Sahlberg	65%

The actual awards may be less than or greater than the target incentive amounts depending on the achievement of pre-determined financial goals and performance objectives and the exercise of the Compensation Committee's discretion. For 2016, the Compensation Committee set a threshold of 25% of the target award as the minimum award to be granted under the program. The Compensation Committee also set a maximum of 225% of the target award based on financial goals for 2016 and approved a payout graph with a payout line whereby once the level of performance is determined the award multiplier can be determined. The dollar amount of the threshold, target, and maximum award payable to each of our Named Executive Officers is set out in the table found under "Grants of Plan-Based Awards" in this section of this proxy statement.

The annual financial goals required for each of our Named Executive Officers under our 2016 STIP were as follows:

Officer	Financial Criteria (1) (2)	Requirement For Threshold Payment $ or %	Requirement For Target Payment $ or %	Requirement For Maximum Payment $ or %
		(in millions, except PRONWC)

Thomas K. Corrick	100% Corporate EBITDA	$56	$146	$241

Wayne M. Rancourt	100% Corporate EBITDA	$56	$146	$241

Nick Stokes	25% Corporate EBITDA	$56	$146	$241
	37.5% BMD EBITDA	$46	$81	$116
	37.5% BMD PRONWC	14.2%	27.5%	40.2%

Daniel Hutchinson	25% Corporate EBITDA	$56	$146	$241
	75% Wood Products EBITDA	$30	$88	$148

John T. Sahlberg	100% Corporate EBITDA	$56	$146	$241

(1)
EBITDA may be adjusted in each case for special items. For 2016, approximately $3.5 million in acquisition costs for Wood Products and $3.9 million of a pension settlement charge were excluded as costs and a $1.5 million gain from the sale of a timber deed was excluded. The Compensation Committee believes that EBITDA adjusted for certain items is an appropriate measure because it closely approximates the value delivered to Company shareholders and is used as a performance measure by the Company's debt holders. In 2016, the Corporate EBITDA, BMD EBITDA, and Wood Products EBITDA, as adjusted for incentive compensation purposes, were $158 million, $98 million, and $86 million, respectively, resulting in aggregate payments to each of our Named Executive Officers ranging from 1.02 to 1.66 times target under the STIP for 2016.

(2)
Pre-tax Return On Net Working Capital (PRONWC) is calculated by dividing Building Materials Distribution’s (BMD’s) net operating income by the average net working capital reported as of each month-end during a 13-month period running from December 2015 through December 2016, adjusted in each case for special items. The Compensation Committee includes PRONWC as a portion of Mr. Stokes' performance criteria because it reflects BMD’s control of working capital, which is a critical financial measure in our distribution business.

At the board meeting in February 2017, our Compensation Committee confirmed the payment to each of our Named Executive Officers of an STIP award for 2016 that was calculated in accordance with the plan's metrics. The specific amounts approved by the committee for payment to each of the Named Executive Officers pursuant to the 2016 plan are reported in the column titled Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

2017 STIP Compensation

At the board meeting in February 2017, both the board and the Compensation Committee approved details of the Company's 2017 STIP. No changes were made to the plan document or the methods for calculating the financial criteria to be used in determining each Named Executive Officer's award under the plan.

2016 Ad Hoc Discretionary Bonus Awards

From time to time, the Compensation Committee may elect to grant a discretionary bonus to one or more of the Named Executive Officers or to other employees to recognize and reward exemplary performance providing value to the Company beyond what is recognized by the structure of the Company's STIP. These bonus payments are not governed by any formal plan, and no Named Executive Officer has any contractual entitlement or expectation of any such payment. The amount and timing of the grant of any such bonus to Named Executive Officers are determined by the Compensation Committee at its sole discretion. No such bonus was awarded in 2016.

LTIPs (2013 Incentive Plan)

The Boise Cascade Company board of directors approved the 2013 Incentive Plan before our initial public offering. The plan was designed to align executive and shareholder or owner interests and to drive long-term business results. While it has been replaced by the 2016 Incentive Plan approved by shareholders, the 2016 grants to officers and directors were issued under the 2013 Plan.

The 2013 Incentive Plan
We made equity grants to certain of our directors and executive officers in 2014, 2015, and 2016. This section first discusses the 2013 Incentive Plan generally and then discusses the related 2016 equity grants. The 2013 Incentive Plan was replaced by the 2016 Incentive Plan by shareholder vote at our 2016 Annual Meeting.

The 2013 Incentive Plan provided for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards, other cash-based compensation, and performance awards. Directors, officers, and other employees, as well as others performing consulting or advisory services were eligible for grants under the 2013 Incentive Plan. The purpose of the 2013 Incentive Plan was to provide incentives that will attract, retain, and motivate high-performing officers, directors, employees, and consultants by providing them a proprietary interest in our long-term success or compensation based on their performance in fulfilling their responsibilities to our Company.

The 2013 Incentive Plan was administered by our Compensation Committee as designated by our board of directors. The Compensation Committee had full authority to administer and interpret the 2013 Incentive Plan, to grant discretionary awards under the 2013 Incentive Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award, to make all other determinations in connection with the 2013 Incentive Plan and the awards thereunder as the Compensation Committee deemed necessary or desirable, and to delegate authority under the 2013 Incentive Plan to our executive officers.

The 2013 Incentive Plan provided that awards granted under the Plan were subject to any recoupment policy we may have, including the clawback of "incentive-based compensation" under the Exchange Act or under any applicable rules and regulations promulgated by the SEC. This summary does not include all of the provisions of the 2013 Incentive Plan. For further information about the 2013 Incentive Plan, we refer you to the complete copy of the 2013 Incentive Plan, which we incorporated by reference as an exhibit in "Item 15. Exhibits and Financial Statement Schedules" to our 2015 Form 10-K.

At the February 2016 board meeting, both the Compensation Committee and the board of directors approved equity grants under the 2013 Incentive Plan. The amount and structure of the grants were based on a study conducted by Frederic Cook and the recommendations Frederic Cook made as a result of the study. Officer participants under the plan received two types of grants: RSUs and PSUs.

For 2016, Frederic Cook recommended and the Compensation Committee continued to set a dollar target rather than a percentage-of-salary target to facilitate the calculation of the RSU and PSU grants on the day of the award after market close. The following targets for the combined regular grants were set for our Named Executive Officers:

Officer	Dollar Value of Target Award

Thomas K. Corrick	$1,550,000
Wayne M. Rancourt	$450,000
Nick Stokes	$450,000
Daniel Hutchinson	$450,000
John T. Sahlberg	$400,000

Half of the value of the target award was granted in RSUs with a grant date fair value of $16.56, the closing price of our common stock on the NYSE on February 24, 2016. The RSUs awarded vest over a three-year period with one-third vesting on March 1 for 2017, 2018, and 2019, with share distribution the following day.

Officer	RSU Shares

Thomas K. Corrick	46,800
Wayne M. Rancourt	13,587
Nick Stokes	13,587
Daniel Hutchinson	13,587
John T. Sahlberg	12,077

The other half of the target award was made in target PSUs with a grant date fair value of $16.56, the closing price of our common stock on the NYSE on February 24, 2016.

Officer	PSU Target Shares

Thomas K. Corrick	46,800
Wayne M. Rancourt	13,587
Nick Stokes	13,587
Daniel Hutchinson	13,587
John T. Sahlberg	12,077

For 2016, the performance criteria changed. The 2016 PSUs awarded are earned based on a one-year ROIC performance established by the committee. If ROIC is below the threshold noted below, no PSUs are earned. At the threshold, 50% of the PSUs are earned and at the maximum 200% of the PSUs are earned. The Compensation Committee approved an award graph so that at any level between the threshold and maximum the Compensation Committee can determine the actual PSUs to be awarded. The actual amount of each award, based on the Company’s ROIC for year 2016, was determined by our board of directors on February 23, 2017.

Because moving to a three-year cliff vesting from one-third annual vesting created a gap in performance target PSU value of 33% in 2017 and 67% in 2018, the Compensation Committee awarded a one-time transition grant or PSUs of that value payable, if earned, 33% in 2017 and 67% in 2018. The transition PSU awards mirrored the regular PSU awards in all characteristics except vesting and distribution. As noted previously, the transition PSU awards, if earned, vest and distribute one third in 2017 and two thirds in 2018 while the regular PSU awards, if earned, vest and distribute in 2019.

Officer	Transition PSU Target Shares

Thomas K. Corrick	46,800
Wayne M. Rancourt	13,587
Nick Stokes	13,587
Daniel Hutchinson	13,587
John T. Sahlberg	12,077

The annual financial goals required for each of our Named Executive Officers with respect to their 2016 PSU grants and the 2016 transition PSU grants under our 2013 Incentive Plan were as follows:

Officer	Financial Criteria	Requirement For Threshold PSUs	Requirement For Target PSUs	Requirement For Maximum PSU

Thomas K. Corrick	100% Corporate ROIC	1.6%	5.5%	9.5%

Wayne M. Rancourt	100% Corporate ROIC	1.6%	5.5%	9.5%

Nick Stokes	100% Corporate ROIC	1.6%	5.5%	9.5%

Daniel Hutchinson	100% Corporate ROIC	1.6%	5.5%	9.5%

John T. Sahlberg	100% Corporate ROIC	1.6%	5.5%	9.5%

Other Compensation and Benefit Plans

The Company's Named Executive Officers receive additional compensation under a few other compensation and benefit plans. These plans and benefits, except those that are frozen or closed to new entrants, are provided to ensure that we are providing an aggregate compensation and benefits package that is competitive in the marketplace, thereby ensuring that we can attract and retain the management talent needed to achieve the Company's strategic objectives.

Boise Cascade Pension Plan
Effective December 31, 2009, the Compensation Committee froze the pension benefit for all of our salaried employees including our Named Executive Officers. The frozen benefit is now in the Boise Cascade Pension Plan (BCPP). On December 31, 2009, the Compensation Committee also froze our supplemental pension plans in which all of our Named Executive Officers participated. Since December 31, 2009, none of our Named Executive Officers has earned any additional pension benefit.

The BCPP entitles each vested employee to receive an annual pension benefit at normal retirement age as determined by a formula involving the average of the highest five consecutive years of the employee’s compensation out of the last 10 years of employment through December 31, 2009 (Average High Five) times an annual factor for each year of service. Under the BCPP, "compensation" is defined as the employee's taxable base salary plus any taxable amounts earned under our annual variable incentive compensation programs. For each year of service prior to December 31, 2003, the annual factor was equal to 1.25%, and for each year of service from January 1, 2004 through December 31, 2009, the annual factor was equal to 1%. The value of the pension benefit is determined by adding the products of: 1) the Average High Five times the number of years of service prior to December 31, 2003, times 1.25% and; 2) the Average High Five times the number of years of service between January 1, 2004 and

December 31, 2009, times 1%. Under this formula, benefits are computed on a straight‑line annuity basis and are not offset by Social Security or other retirement benefits. An employee is 100% vested in the pension benefit after five years of unbroken service. As noted previously, the Compensation Committee froze the Company's salaried pension plans effective December 31, 2009, and no further benefits have been earned by salaried employees including our Named Executive Offices since that date.

The Supplemental Pension Plan
While the pension plan was in effect, if an employee earned income in excess of the limits provided under the Internal Revenue Code for qualified plans, or if income was deferred under the Company's deferred compensation plan and not taxed (and, therefore, not counted for purposes of the benefit amount calculation under the qualified BCPP), the additional benefits were accrued and will be paid from the Company's general assets under our unfunded, nonqualified Supplemental Pension Plan (SUPP). Because the benefit definition in the SUPP is derivative of that contained in the BCPP described above, the benefit freeze adopted for the qualified plan at year-end 2009 effected a similar freeze in further benefit accruals under the SUPP as of the same date. All of our Named Executive Officers have a benefit under the SUPP.
The Supplemental Early Retirement Plan

Under our unfunded, non-qualified Supplemental Early Retirement Plan (SERP), an officer was eligible for benefits under the plan if the officer: (i) was an officer of OfficeMax immediately prior to the 2004 Forest Products Acquisition; (ii) is 55 years old or older (or 58 years old or older for officers elected on or after June 1, 2004, and before October 29, 2004); (iii) has ten or more years of service; (iv) has served as an officer for at least five full years; and (v) retires before the age of 65 (or in certain cases age 62). Eligible officers retiring prior to age 65 receive an early retirement benefit from the SERP which, in combination with their benefit under the BCPP and the SUPP, equals the benefit calculated under the BCPP and the SUPP without reduction due to the officer's early retirement. Because the benefit definition in the SERP is derivative of that contained in the BCPP described above, the benefit freeze adopted for the pension at year-end 2009 effected a similar freeze in further benefit accruals under the SERP. Benefits payable under the SERP are offset in part by benefits payable under a similar plan maintained by OfficeMax. Mr. Rancourt will become eligible for benefits under the SERP when he reaches age 58 and Mr. Stokes is now eligible under the SERP. Messrs. Corrick, Hutchinson, and Sahlberg do not participate in the SERP.

The Present Value of Pension Benefits

The aggregate, present value of pension defined benefits as of December 31, 2016, for each of our Named Executive Officers under each plan are disclosed in the table found under the heading "Pension Benefits" of this CD&A. Changes in the present value for the pension benefits for each Named Executive Officer are disclosed in footnote 6 to the "Summary Compensation Table."

The Boise Cascade Company Savings Plan

The Company maintains a 401(k) defined-contribution savings plan for all of its U.S. salaried employees, including its Named Executive Officers. Under the plan, eligible employees electing to participate may contribute up to 50% of their pretax income, subject to Internal Revenue Service (IRS) rules limiting an individual's total contributions and the application of IRS tests designed to ensure that the plan does not discriminate in favor of highly compensated employees.

Since January 2013, the Company has provided a contribution to each salaried employee's 401(k) account for each pay period in an amount equal to 4% of the employee's eligible wages (base salary and short-term incentive compensation) for the period. If the Company's EBITDA met or exceeded targets specified by the Compensation Committee and the board of directors, the Company could make additional discretionary contributions in an amount equal to up to 2%, 3%, or 4% of the employee's wages, depending on the affected employee's number of years of service. For 2016, the Compensation Committee and the board divided the discretionary contribution percentages evenly between two EBITDA targets ($175 million and $230 million). The Company did not achieve either target and, consequently, in January 2017 no payout occurred. Amounts in excess of IRS annual limitations on the amount of income on which Company contributions may be made to qualified defined contribution retirement plans are paid to participants as taxable cash compensation and/or credited to the participant's deferred compensation account. All of our Named Executive Officers participate in the plan.

Amounts deferred under this plan by Named Executive Officers are included in the salary disclosure in the "Summary Compensation Table," and amounts contributed by the Company to the account of a Named Executive Officer under the plan are included in the "All Other Compensation" disclosure in the "Summary Compensation Table."

Nonqualified Deferred Compensation Plan

Our Deferred Compensation Plan is an unfunded, nonqualified, defined contribution plan that was reopened for participation effective January 1, 2014. Under the deferred compensation plan, participating employees irrevocably elect each year to defer receipt of a portion of their base salary and incentive compensation. A participant's account is credited with an amount equal to what the Company's 401(k) contribution would have been if the money had not been deferred and with imputed interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds. Participants may receive payment of their deferred compensation plan balance in a lump sum or in monthly installments over a specified period of years following the termination of their employment with the Company. Each of our Named Executive Officers is a participant in our Deferred Compensation Plan. Amounts deferred under this plan in any relevant year or contributed to the account under the plan by any of our Named Executive Officers are disclosed in the "Summary Compensation Table."

Agreements with Named Executive Officers

The Company does not have employment agreements with any of its Named Executive Officers other than the limited agreements described in this section.

Severance Agreements with Messrs. Corrick, Rancourt, Stokes, Hutchinson, and Sahlberg

The Company entered into severance agreements with each of the Named Executive Officers (except Mr. Hutchinson) in February 2008 to maintain operating continuity in the event of a change of control. The Company entered into revised severance agreements with each of its Named Executive Officers in December 2012 and in August 2016 solely to bring the agreements into technical compliance with Internal Revenue Code Section 409A and into an agreement in 2014 with Mr. Hutchinson due to his promotion.
The severance agreements are effective for three years from the February anniversary date, but unless the Company gives notice 60 days prior to the second anniversary or each anniversary thereafter, the term of each severance agreement will be automatically extended for an additional year. Notice was not given prior to the anniversary date in February 2017. Accordingly, the term of such agreements has now been extended to February 22, 2019.

The severance agreements for the Named Executive Officers provide that in the event of a "qualifying termination" (meaning any termination with the exception of a termination (i) by the Company for cause or disability; (ii) by the employee other than for good reason (as described in the severance agreement); or (iii) as a result of the employee's death), an employee will be entitled to receive (a) his or her full base salary through the date of termination, a STIP payment for the year of termination based on the plan's actual payout for the year and pro-rated to reflect the portion of the year expired, and all other compensation to which he or she is then entitled; (b) a lump-sum severance payment equal to two times the sum of the employee's annual base salary plus target STIP for the year in which the termination occurs; and (c) a lump-sum amount equal to the value of such employee's unused and accrued time off, less any advanced time off, in accordance with the applicable time-off policy in effect on the termination date. Additionally, the severance agreements provide, in the event of a qualifying termination, for full maintenance of healthcare and insurance benefits for a period of 12 or 18 months following the termination date (subject to payment of required contributions), payment of the premium under the Company's Supplemental Life Plan for 12 or 24 months following the termination date, and if applicable, receipt of the monthly benefit that such employee would have been entitled to receive under the SERP as if such employee had satisfied the age and service requirements under the SERP as of his or her termination date. The higher levels of severance benefits are generally reserved for those officers at the level of senior vice president and higher, which includes all of our Named Executive Officers.
In the event of a change in control, the agreements require a second trigger of termination from employment before benefits are payable.
The severance agreements provide that in the event of a non-qualifying termination, the employee will be entitled to receive his or her full base salary through the date of termination, plus all other compensation to which he or she is then entitled. In the event of a failure to perform duties as a result of incapacity due to physical or mental illness or injury, the employee will be entitled to continue to receive the full base salary until such time as employment is terminated due to disability. No severance payments or continuation of healthcare benefits beyond the date of termination are provided for under such circumstances.
In consideration of the severance payments described above, each severance agreement contains confidentiality and non-solicitation provisions, and a general release of all claims against the Company and its affiliates, as a condition of payment of benefits under the severance agreement.
Salaried Employee Life Insurance Plan and Officers' Supplemental Life Plan
The Company maintains two plans under which Company-paid life insurance is made available to its officers. Under its Salaried Employee Life Insurance Plan for which all of our salaried employees participate, the Company provides, at its expense during each salaried employee's period of employment, life insurance in an amount equal to the employee's base salary. Messrs. Corrick, Hutchinson, Rancourt, and Sahlberg participate in this plan.

Mr. Stokes participates in our Officers' Supplemental Life Plan, which is closed to new participants, and under which a Company-paid life insurance benefit during employment is provided in an amount equal to two times the Officer's base salary.

Amounts paid by the Company for the coverage provided to each of our Named Executive Officers is reported in the column titled "All Other Compensation" in the "Summary Compensation Table."

Summary Compensation Table

The following table presents compensation information for Messrs. Corrick, Rancourt, Stokes, Hutchinson, and Sahlberg for 2016, 2015, and 2014:

Name and Principal Position	Year	Salary ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Bonus ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)

Thomas K. Corrick (1)	2016	$779,615	$2,278,524	$—	$—	$912,150	$104,279	$47,417	$4,121,985
Chief Executive Officer and former Chief Operating Officer	2015	701,923	1,222,475	—	—	379,038	14,652	58,133	2,376,221
	2014	407,000	286,251	—	—	459,513	272,690	42,374	1,467,828

Wayne M. Rancourt	2016	466,731	661,503	—	—	409,556	75,329	26,999	1,640,118
Executive Vice President, Chief Financial Officer & Treasurer	2015	452,308	366,772	—	—	183,185	5,940	47,513	1,055,718
	2014	438,000	343,465	—	—	424,725	251,184	46,185	1,503,559

Nick Stokes	2016	442,308	661,503	—	—	516,256	43,786	45,220	1,709,073
Executive Vice President, Building Materials Distribution	2015	427,308	366,772	—	—	310,065	5,033	52,473	1,161,651
	2014	394,000	343,465	—	—	359,791	256,864	42,286	1,396,406

Daniel Hutchinson (1)	2016	401,731	661,503	—	—	307,324	20,704	21,501	1,412,763
Executive Vice President, Wood Products	2015	357,692	366,772	—	48,288	36,216	14,839	32,225	856,032

John T. Sahlberg	2016	431,500	587,985	—	—	328,156	15,673	24,989	1,388,303
Senior Vice President, Human Resources, General Counsel & Secretary	2015	404,615	325,974	—	—	142,020	11,076	41,355	925,040
	2014	356,000	286,251	—	—	374,400	219,016	38,163	1,273,830

(1)	Mr. Hutchinson became a Named Executive Officer, and Mr. Corrick became CEO in 2015.

(2)	Includes amounts deferred under our savings plan. See "Boise Cascade Company Savings Plan" under "Other Compensation and Benefit Plans" in the "CD&A" in this proxy statement.

(3)
Includes the total value of the RSU and PSU awards granted in 2014, 2015 and 2016. The grant date value for the 2014 RSU awards is $30.32, for the 2015 RSU is $36.17, and the 2016 RSU is $16.56. The PSUs are valued at their grant date fair value times the actual number of PSUs earned based on the Company's EBITDA performance for each year. The 2014 PSUs are valued at $30.32 grant date fair value at 1.29 times target. The 2015 PSUs are valued at $36.17 grant date fair value at .63 times target. The 2016 PSUs were awarded by the Compensation Committee at .97 times target with a grant date fair value of $16.56. As discussed previously, this amount consists of a regular award and a one-time transition award as the LTIP payout moves from one-third a year over three years to cliff vesting after 3 years. The one-time transition awards increase the regular award by 50% with one third vesting and distributing in 2017 and two thirds vesting and distributing in 2018 in order to keep the annual earning opportunity the same while moving to three-year cliff vesting to better align with longer-term shareholders.

(4)
This column represents discretionary bonuses made by the Compensation Committee. In 2015, the Compensation Committee awarded Mr. Hutchinson a discretionary bonus. No discretionary bonuses were given in 2014 or 2016.

(5)
Represents total payment of awards under our STIP for each year reported on. The specific financial goals and performance objectives at corporate and business unit levels of the STIP are described under "STIP" in the "CD&A." The amounts reported in this column include amounts deferred under our savings plan. See "Boise Cascade Company Savings Plan" under "Other Compensation and Benefit Plans" in the "CD&A" in this proxy statement for a description of this plan.

The total non-equity incentive plan compensation for each Named Executive Officer for 2016, 2015 and 2014 is comprised of the following:

2016
	2016 STIP	Total

Thomas K. Corrick	$912,150	$912,150
Wayne M. Rancourt	409,556	409,556
Nick Stokes	516,256	516,256
Daniel Hutchinson	307,324	307,324
John T. Sahlberg	328,156	328,156

2015
	2015 STIP	Total

Thomas K. Corrick	$379,038	$379,038
Wayne M. Rancourt	183,185	183,185
Nick Stokes	310,065	310,065
Daniel Hutchinson	36,216	36,216
John T. Sahlberg	142,020	142,020

2014
	1/3 2012 LTIP	2014 STIP	Total

Thomas K. Corrick	$75,200	$384,313	$459,513
Wayne M. Rancourt	88,125	336,600	424,725
Nick Stokes	75,200	284,591	359,791
John T. Sahlberg	75,200	299,200	374,400

(6)     Amounts disclosed in this column include the following:

Name	Year	Change in Pension Value(a)	Nonqualified Deferred Compensation Earnings(b)

Thomas K. Corrick	2016	$79,863	$24,416
	2015	(11,469)	14,652
	2014	265,688	7,002

Wayne M. Rancourt	2016	68,694	6,635
	2015	(25,667)	5,940
	2014	246,752	4,432

Nick Stokes	2016	38,163	5,623
	2015	(23,332)	5,033
	2014	253,108	3,756

Daniel Hutchinson	2016	(17,984)	20,704
	2015	(53,836)	14,839

John T. Sahlberg	2016	(20,879)	15,673
	2015	(67,299)	11,076
	2014	206,823	12,193

(a)
Pension benefits for officers have been frozen since December 31, 2009, and no additional benefits are being earned. The changes reported in this column reflect the changes in actuarial assumptions that increase or decrease the present value of the Named Executive Officers' benefits under all pension plans established by the Company using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements. Years with decreases in the present value of pension amounts are treated as $0 so only the nonqualified deferred compensation earnings appear in the Summary Compensation Table. The 2014 changes are positive due to lower discount rates and the 2015 changes are negative due to a higher discount rate and due to Messrs. Hutchinson, Sahlberg, and Stokes being eligible to retire under one or more plans. Where the change in pension value is negative, only the amount of the nonqualified deferred compensation earnings is reported in the column.

(b)	The amounts reported in this column reflect the above-market portion of the interest earned on deferred compensation for our Named Executive Officers.

For more information concerning the pension plans and deferred compensation plans in which our Named Executive Officers participate, see "Boise Cascade Pension Plan" and "Nonqualified Deferred Compensation" under "Other Compensation and Benefit Plans" in this proxy statement.

(7)	Amounts disclosed in this column include the following:

Name	Year	Company Contributions to Savings Plans(a)	Company-Paid Portion of Executive Officer Life Insurance(b)	Reportable Perquisites	Tax Reimbursements, Gross-Ups, and Other	Total

Thomas K. Corrick	2016	$45,383	$2,034	—	—	$47,417

Wayne M. Rancourt	2016	25,997	1,002	—	—	26,999

Nick Stokes	2016	30,095	15,125	—	—	45,220

Daniel Hutchinson	2016	19,467	2,034	—	—	21,501

John T. Sahlberg	2016	22,955	2,034	—	—	24,989

(a)
See "Boise Cascade Company Savings Plan" under "Other Compensation and Benefit Plans" in "CD&A" in this proxy statement for a description of this plan. Amounts included in the contributions reported in this column that exceeded IRS annual limitations on Company contributions to qualified defined contribution retirement plans were paid to the Named Executive Officer as taxable cash compensation.

(b)
See "Salaried Employee Life Insurance Plan and Officers' Supplemental Life Plan" under "Agreements with Named Executive Officers" in this proxy statement for a description of the Company-paid life insurance plans under which these costs were incurred.

Grants of Plan-Based Awards

The following table presents information concerning each grant of a non-equity and equity award made to our Named Executive Officers in 2016 under our STIP and 2013 Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock or Option Awards ($) (3)
Named Executive Officer and Award Type	Grant Date	Threshold ($)		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Thomas K. Corrick
Non-Equity Award (1)	2/24/16	$194,904		$779,615	$1,754,134	—	—	$ —	—
Equity Award - Performance Units (2)	2/24/16	—	—	—	—	11,700	46,800	93,600	775,008
Equity Award - Restricted Units (3)	2/24/16	—	—	—	—	—	46,800	—	775,008
Equity Award - Transition Units (3) (4)	2/24/16					11,700	46,800	93,600	775,008

Wayne M. Rancourt
Non-Equity Award (1)	2/24/16	87,512		350,048	787,606	—	—	—	—
Equity Award - Performance Units (2)	2/24/16	—	—	—	—	3,397	13,587	27,174	225,000
Equity Award - Restricted Units (3)	2/24/16	—	—	—	—	—	13,587	—	225,000
Equity Award - Transition Units (3) (4)	2/24/16					3,397	13,587	27,174	225,000

Nick Stokes
Non-Equity Award (1)	2/24/16	82,933		331,731	746,395	—	—	—	—
Equity Award - Performance Units (2)	2/24/16	—		—	—	3,397	13,587	27,174	225,000
Equity Award - Restricted Units (3)	2/24/16	—		—	—	—	13,587	—	225,000
Equity Award - Transition Units (3) (4)	2/24/16					3,397	13,587	27,174	225,000

Daniel Hutchinson
Non-Equity Award (1)	2/24/16	75,325		301,298	677,921	—	—	—	—
Equity Award - Performance Units (2)	2/24/16	—		—	—	3,397	13,587	27,174	225,000
Equity Award - Restricted Units (3)	2/24/16	—		—	—	—	13,587	—	225,000
Equity Award - Transition Units (3) (4)	2/24/16					3,397	13,587	27,174	225,000

John T. Sahlberg
Non-Equity Award (1)	2/24/16	70,119		280,475	631,069	—	—	—	—
Equity Award - Performance Units (2)	2/24/16	—		—	—	3,019	12,077	24,154	199,995
Equity Award - Restricted Units (3)	2/24/16						12,077	—	199,995
Equity Award - Transition Units (3) (4)	2/24/16	—		—	—	3,019	12,077	24,154	199,995

(1)
Reflects the potential threshold, target, and maximum incentive awards for the Named Executive Officers possible for 2016 under our STIP as described above in "STIP" in this proxy statement. The Named Executive Officers' actual incentive awards earned in 2016 are disclosed in footnote 5 to the "Non-equity Incentive Plan Compensation" column of the "Summary Compensation Table." All awards earned under this plan were paid in February 2017 calculated on the actual salary earned in 2016.

(2)
Reflects the potential total threshold, target, and maximum incentive awards for the Named Executive Officers possible for 2016 PSUs under the 2013 Incentive Plan. One hundred percent of the PSUs time vest on March 1, 2019. For further information on the terms of these incentive awards (which were awarded in 2016), refer to "2013 Incentive Plan" in this proxy statement. The Named Executive Officers' actual PSU awards earned in 2016 under the 2013 Incentive Plan are disclosed in footnote 3 to the "Stock Awards" column of the "Summary Compensation Table."

(3)	The values listed in this column represent the accounting grant date fair value of the target RSUs and the target PSUs (at $16.56) at the time of award.

(4)
Reflects the potential total threshold, target and maximum incentive awards for the Named Executive Officers possible for the 2016 transition PSUs under the 2013 Incentive Plan. One third of the total transition PSUs time vested on March 1, 2017 and two thirds of the total transition PSUs will time vest on March 1, 2018.

Outstanding Equity Awards at Year-End

The following table presents information concerning the 2015 and 2016 awards made to our Named Executive Officers under the 2013 Incentive Plan that had not vested as of December 31, 2016. No 2016 awards to this group were made under the 2016 Incentive Plan.

	Option Awards			Stock Awards
Named Executive Officer and Equity Type	Number of Securities Underlying Unexercised Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)

Thomas K. Corrick
2016 PSUs (1)				46,800	$1,053,000
2016 Transition PSUs (1)				46,800	1,053,000
2016 RSUs (3)				46,800	1,053,000
2015 PSUs (2)	—	$—	—	8,709	195,953
2015 RSUs (3)	—	—	—	13,823	311,018
2013 Options	1,974	27.19	2/26/2023	—	—

Wayne M. Rancourt
2016 PSUs (1)				13,587	305,707
2016 Transition PSUs (1)				13,587	305,707
2016 RSUs (3)				13,587	305,707
2015 PSUs (2)	—	—	—	2,613	58,793
2015 RSUs (3)	—	—	—	4,147	93,308
2013 Options	3,290	27.19	2/26/2023	—	—

Nick Stokes
2016 PSUs (1)				13,587	305,707
2016 Transition PSUs (1)				13,587	305,707
2016 RSUs (3)				13,587	305,707
2015 PSUs (2)	—	—	—	2,613	58,793
2015 RSUs (3)	—	—	—	4,147	93,308
2013 Options	1,974	27.19	2/26/2023	—	—

Daniel Hutchinson
2016 PSUs (1)				13,587	305,707
2016 Transition PSUs (1)				13,587	305,707
2016 RSUs (3)				13,587	305,707
2015 PSUs (2)	—	—	—	2,613	58,793
2015 RSUs (3)	—	—	—	4,147	93,308
2013 Options	987	27.19	2/26/2023	—	—

John T. Sahlberg
2016 PSUs (1)				12,077	271,733
2016 Transition PSUs (1)				12,077	271,733
2016 RSUs (3)				12,077	271,733
2015 PSUs (2)	—	—	—	2,229	50,153
2015 RSUs (3)	—	—	—	3,686	82,935
2013 Options	2,194	27.19	2/26/2023	—	—

(1)
On February 23, 2017, our Compensation Committee awarded our Named Executive Officers the 2016 PSUs and 2016 Transition PSUs listed above which are presented at the granted number of target shares and include the unvested portions of these awards. The regular PSUs vest and distribute on March 1, 2019, and the transition PSUs vest one-third on March 1, 2017 and two-thirds on March 1, 2018. The actual amount earned was .97 of the target awarded by the Compensation Committee on February 23, 2017.

(2)
On February 24, 2015, our Compensation Committee awarded our Named Executive Officers the 2015 PSUs listed above which are presented at the actual earned amount of .63 times target and include the unvested portion of this award. The first third vested March 1, 2016, a second third vested on March 1, 2017, and the remaining third will vest on March 1, 2018.

(3)
In February 2016, our Compensation Committee awarded our Named Executive Officers the 2016 RSUs above. One third vested on March 1, 2017, the second third vests on March 1, 2018, and the final third vests on March 1, 2019. In February 2015, our Compensation Committee awarded the 2015 RSUs above. One third vested on March 1, 2016, the second third vested on March 1, 2017 and the final third vests on March 1, 2018.

(4)	Market value based on the closing price for Boise Cascade Company stock on December 30, 2016, of $22.50 per share.

Options Exercised and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Thomas K. Corrick (1)	0	0	6,155	$176,013

Wayne M. Rancourt (1)	0	0	7,963	225,927

Nick Stokes (1)	0	0	7,138	204,864

Daniel Hutchinson (1)	0	0	2,659	96,176

John T. Sahlberg (2)	0	0	9,439	362,641

(1)	Calculated using the closing price of our common stock on the NYSE on the respective vest dates of February 25, 2015 ($36.17) and December 31, 2015 ($25.53).

(2)	Calculated using the closing price of our common stock on the NYSE on the respective vest dates of February 25, 2015 ($36.17) and June 22, 2015 ($38.94).

Pension Benefits

Pension benefits for officers are frozen, and no additional benefits are being earned. The following table reflects the present value of accumulated benefits payable to Messrs. Corrick, Rancourt, Stokes, Hutchinson, and Sahlberg, including the number of years of service credited to each of them under our defined benefit pension plans. No amounts were distributed to any of them during 2016 under the BCPP, the SUPP, or the SERP. Messrs. Corrick, Hutchinson, and Sahlberg do not participate in the SERP. For more information concerning our pension plans, see "Boise Cascade Pension Plan" under "Other Compensation and Benefit Plans" above in this proxy statement.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)

Thomas K. Corrick	SPP	29	$1,151,074
	SUPP	29	486,324

Wayne M. Rancourt	SPP	25	623,071
	SUPP	25	201,060
	SERP	25	328,667

Nick Stokes	SPP	31	957,453
	SUPP	31	520,042
	SERP	31	325,088

Daniel Hutchinson	SPP	29	773,558
	SUPP	29	157,866

John T. Sahlberg	SPP	27	983,388
	SUPP	27	189,356

(1)	Number of years credited service for Messrs. Corrick, Rancourt, Stokes, Hutchinson, and Sahlberg include amounts attributable to employment with OfficeMax prior to the Forest Products Acquisition.

(2)
These values were calculated on the same basis and using the same assumptions used in the Company's financial statements, except that the assumed retirement age for Messrs. Rancourt and Stokes were the later of their current age or the earliest age at which they could qualify for retirement under the SERP.

Nonqualified Deferred Compensation

As noted previously, with the Company becoming a "C" corporation in February 2013, the 2004 Deferred Compensation Plan was reopened for contributions effective January 1, 2014. Earnings on contributions and preexisting plan balances continued to accrue during 2016 in accordance with the terms of the plan. No withdrawals or distributions were made from the plan by any of our Named Executive Officers during 2016. In 2016, contributions to the deferred compensation plan received from the Company included a 4% base contribution and applicable discretionary contribution to simulate the base contribution and discretionary contribution in the 401(k) plan. Aggregate earnings and year-end plan balances for each of our Named Executive Officers are disclosed in the table below:

Name	Aggregate Earnings in Last FY ($)(1)	Aggregate Balance at FYE ($)

Thomas K. Corrick	$42,244	$1,098,887

Wayne M. Rancourt	13,437	265,733

Nick Stokes	11,387	225,187

Daniel Hutchinson	41,832	894,511

John T. Sahlberg	31,635	698,417

(1)	The above-market portion of these amounts is included in the 2016 "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the "Summary Compensation Table."

For more information concerning our nonqualified deferred compensation plan, see "Nonqualified Deferred Compensation" under "Other Compensation and Benefit Plans" above in this proxy statement.

Potential Payments upon Termination or Change in Control

The following tables reflect an estimate of the compensation the Company would have been required to pay to each of its Named Executive Officers under the compensation plans, contracts, agreements, and arrangements between each such individual and the Company for:

▪	Voluntary termination with good reason;

•	A change in control without adoption of a replacement plan or assumption of the existing obligations;

▪	Involuntary termination without cause;

▪	For-cause termination or voluntary termination without good reason;

▪	Termination as a result of sale of a division; or

▪	Death or disability; or

▪	Retirement where applicable.

The amounts shown assume that such termination or change in control was effective as of December 31, 2016. The actual amounts the Company would have been required to pay on other dates may be determined only at the time of separation from the Company or the change in control and will accordingly vary from those disclosed here, which are based on a hypothetical December 31, 2016, termination. Our paid vacation is earned on a current basis ratably throughout each payroll year. Earned and unused amounts at year-end are forfeited to the extent they exceed a maximum permitted carry-over of 80 hours. The amounts disclosed here do not include amounts earned by the Named Executive Officer through that time as base salary, any bonuses approved by the Compensation Committee prior to that date, and payments earned prior to that date as 2016 awards earned pursuant to our STIP because neither their amount nor the timing of the payment is affected by the fact or the nature of the termination of employment. In addition, the disclosure does not include amounts payable pursuant to the 401(k), deferred compensation, or pension plans, which are disclosed elsewhere in this CD&A. Disclosure of amounts earned during 2016 as base salary, bonuses, and awards under the 2016 STIP may be found in the "Summary Compensation Table." Pension benefits and deferred compensation arrangements are described in footnote 6 of the "Summary Compensation Table" and under "Nonqualified Deferred Compensation" of this proxy statement, respectively.

The availability of severance payments and continued healthcare and insurance benefits beyond termination of employment is contractually conditioned for each of our Named Executive Officers on their provision to the Company of a release of claims arising from their employment and the termination thereof and their performance of contractual confidentiality, non-solicitation, and non-disparagement obligations contained in their employment or severance agreements with the Company, as well as payment of applicable contributions for healthcare and insurance benefits. The payments described in the tables and textual materials that follow are provided by severance agreements and the terms of the 2013 Incentive Plan and the 2016 Incentive Plan. For a description of these contractual arrangements, see "LTIPs and "Agreements with Named Executive Officers" in CD&A.

Thomas K. Corrick

Benefit	Voluntary Termination With Good Reason	Change in Control	Involuntary Termination without Cause	For-Cause Termination or Voluntary Termination Without Good Reason	Death or Disability

Base salary (2 x base salary of $815,000)	$1,630,000	$—	$1,630,000	$—	$—

STIP	1,550,000 (2 x target)	—	1,550,000 (2 x target)	—	—

LTIP	—	—	—	—	1,139,046

Insurance - healthcare, disability, and accident (for 18 months)	21,654	—	21,654	—	—

Financial counseling (for 18 months)	15,000	—	15,000	—	—

Unused paid time off (80 hours)	31,346	—	31,346	31,346	31,346

TOTAL	$3,248,000	$—	$3,248,000	$31,346	$1,170,392

Wayne M. Rancourt

Benefit	Voluntary Termination With Good Reason	Change in Control	Involuntary Termination without Cause	For-Cause Termination or Voluntary Termination Without Good Reason	Death or Disability

Base salary (2 x base salary of $480,000)	$960,000	$—	$960,000	$—	$—

STIP	697,500 (2 x target)	—	697,500 (2 x target)	—	—

LTIP	—	—	—	—	414,046

Insurance - healthcare, disability, and accident (for 18 months)	21,834	—	21,834	—	—

Financial counseling (for 18 months)	15,000	—	15,000	—	—

Unused paid time off (80 hours)	18,462	—	18,462	18,462	18,462

TOTAL	$1,712,796	$—	$1,712,796	$18,462	$432,508

Nick Stokes

Benefit	Voluntary Termination With Good Reason	Change in Control	Involuntary Termination without Cause	Involuntary Termination in Connection with Sale of Division	For-Cause Termination or Voluntary Termination Without Good Reason	Death or Disability

Base salary (2 x base salary of $460,000)	$920,000	$—	$920,000	$920,000	$—	$—

STIP	660,000 (2 x target)	—	660,000 (2 x target)	660,000 (2 x target)	—	—

LTIP	—	—	—	414,046	—	414,046

Insurance premiums - term life (for 24 months)	30,070	—	30,070	30,070	—	—

Insurance - healthcare, disability, and accident (for 18 months)	23,202	—	23,202	23,202	—	—

Financial counseling (for 18 months)	15,000	—	15,000	15,000	—	—

Unused paid time off (69 hours)	17,692	—	17,692	17,692	17,692	17,692

TOTAL	$1,665,964	$—	$1,665,964	2,080,010	$17,692	$431,738

Daniel Hutchinson

Benefit	Voluntary Termination With Good Reason	Change in Control	Involuntary Termination without Cause	Involuntary Termination in Connection with Sale of Division	For-Cause Termination or Voluntary Termination Without Good Reason	Death or Disability		Retirement

Base salary (2 x base salary of $415,000)	$830,000	$—	$830,000	$830,000	$—	$—		$—

STIP	600,000 (2 x target)	—	600,000 (2 x target)	600,000 (2 x target)	—	—	(1)

LTIP	—	—	—	317,644	—	317,644		317,644

Insurance - healthcare, disability, and accident (for 18 months)	19,332	—	19,332	19,332	—	—		—

Financial counseling (for 18 months)	15,000	—	15,000	15,000	—	—		—

Unused paid time off (80 hours)	15,961	—	15,961	15,961	15,961	15,961		15,961

TOTAL	$1,480,293	—	$1,480,293	$1,797,937	$15,961	$333,605		$333,605

(1)	Mr. Hutchinson would be entitled to the actual STI earned but the number is not determinable on December 31, 2016.

John T. Sahlberg

Benefit	Voluntary Termination With Good Reason	Change in Control	Involuntary Termination without Cause	For-Cause Termination or Voluntary Termination Without Good Reason	Death or Disability		Retirement

Base salary (2 x base salary of $443,000)	$886,000	$—	$886,000	$—	$—		—

STIP	559,000 (2 x target)	—	559,000 (2 x target)	—	—	(1)	—

LTIP	—	—	—	—	282,311		282,311

Insurance - healthcare, disability, and accident (for 18 months)	27,216	—	27,216	—	—		—

Financial counseling (for 18 months)	15,000	—	15,000	—	—		—

Unused paid time off (80 hours)	17,038	—	17,038	17,038	17,038		17,038

TOTAL	$1,504,254	$—	$1,504,254	$17,038	$299,349		$299,349

(1)	Mr. Sahlberg would be entitled to the actual STI earned but the number is not determinable on December 31, 2016.

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The Board of Directors recommends you vote FOR
the following:

1.	Election of Directors
	Nominees	For	Against	Abstain
	1A Thomas E. Carlile	☐	☐	☐
	1B Kristopher J. Matula	☐	☐	☐
	1C Duane C. McDougall	☐	☐	☐

		For	Against	Abstain
2.	To provide a non-binding advisory vote approving the Company's executive compensation.	☐	☐	☐	NOTE: THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

3.	To ratify the appointment of KPMG as the Company's external auditors for the year ending December 31, 2017.	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [Joint Owners]	Date

Boise Cascade Company ANNUAL MEETING OF SHAREHOLDERS Thursday, May 4, 2017 9:30 A.M. Mountain Daylight Time Hampton Inn & Suites Payette Meeting Room 495 South Capitol Boulevard Boise, Idaho 83702

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/Form 10-K is/are available at www.proxyvote.com

Boise Cascade Company 1111 West Jefferson Street Suite 300 Boise, ID 83702

This proxy is solicited by the board of directors for use at the Annual meeting on May 4, 2017.

If no choice is is specified, the proxy will be voted "FOR" items 1, 2, and 3.

By signing the proxy, you revoke all prior proxies and appoint John Sahlberg, Kelly Hibbs, and Wayne Rancourt, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

(If you noted any address changes and/or comments above, please mark corresponding box on reverse side.)

See reverse for voting instructions